UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Humana Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 16, 2007

Dear Fellow Stockholders:

We would like to invite you to attend the Annual Meeting of Stockholders of Humana Inc. to be held on Thursday, April 26, 2007, at 10:00 a.m., EDT at the Company’s headquarters, 500 West Main Street, 25th Floor Auditorium, Louisville, Kentucky and to be web cast via the Internet at the Investor Relations section of the Company’s web site at www.humana.com. The attached Proxy Statement contains information about our Company and the two proposals to be voted upon by stockholders at the meeting. Please give this information your careful attention.

Enclosed are:

•	The notice of meeting
•	The Proxy Statement
•	Annual Report on Form 10-K
•	A proxy card
•	A postage-paid envelope

We hope you can attend the meeting. However, if you are unable to join us, we urge you to exercise your right as a stockholder and vote. The vote of every stockholder is important.

Stockholders that have access to the Internet have the opportunity to receive this Proxy Statement electronically. If you have not already done so for this year, we encourage you to elect this method of receiving the Proxy Statement next year. Not only will you have access to the document as soon as it is available, but you will be helping the Company reduce expenses.

This Proxy Statement is being mailed or transmitted on or about March 16, 2007 to the Company’s stockholders of record as of March 5, 2007.

Sincerely,

David A. Jones, Jr. Chairman of the Board and Significant Stockholder	Michael B. McCallister Director, President, Chief Executive Officer and Significant Stockholder

Humana Inc.

March 16, 2007

Notice of Annual Meeting of Stockholders

Thursday, April 26, 2007

10:00 a.m., EDT

Humana Building

25th Floor Auditorium

500 West Main Street

Louisville, Kentucky 40202

AGENDA

1.	Elect eight (8) directors;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and

3.	Transact any other business properly brought before the meeting.

Stockholders of record at the close of business on March 5, 2007 will be entitled to vote.

Your vote is important so that as many Shares as possible will be represented. Please vote by one of the following methods:

•	BY INTERNET

•	BY TELEPHONE

•	BY RETURNING THE ENCLOSED PROXY CARD

(see instructions on proxy card).

By Order of the Board of Directors,

Joan O. Lenahan

Vice President & Corporate Secretary

FREQUENTLY ASKED QUESTIONS

1. Q:	When will this Proxy Statement be sent to stockholders?

A:	This Proxy Statement is being sent on or about March 16, 2007 to stockholders of record. It will also be available on the Company’s web site www.humana.com as of that date. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” and then click on the “Proxy Statements” subcategory under the “Financial Reports and SEC Filings” category to view this Proxy Statement.

2. Q:	When and where is the annual meeting?

A:	The Annual Meeting will be held on Thursday, April 26, 2007 at 10:00 a.m. EDT at 500 W. Main Street, Louisville, Kentucky 40202 at The Humana Building, 25th Floor Auditorium.

3. Q:	Who is entitled to vote?

A:	Anyone who owns Humana Inc. common stock (“Shares”) as of the close of business on March 5, 2007 (the “Record Date”) is entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

4. Q:	How many Shares are eligible to vote?

A:	As of the Record Date, March 5, 2007, 167,781,209 Shares of Company common stock were outstanding and entitled to vote. Every stockholder is entitled to one vote for each Share held.

5. Q:	What am I voting on?

A:	You are being asked to:

1.)	Elect eight (8) individuals to serve on the Board of Directors of the Company (“Board or Board of Directors”); and

2.)	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters are presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

6. Q:	How does the Board recommend I vote on each proposal?

A:	The Board recommends that you vote your Shares as follows:

Proposal 1- FOR each of the director nominees; and

Proposal 2- FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007.

All Shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies.

7. Q:	How will my shares be voted if I do not specify how they should be voted?

A:	If you sign and return your proxy card without indicating how you want your Shares to be voted, our representatives will vote your Shares as follows:

Proposal 1- FOR each of the director nominees; and

Proposal 2- FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007.

8. Q:	What if my Shares are not registered in my name?

A:	If you own your Shares in “street name,” meaning that your broker is actually the record owner, you should receive proxy materials from your broker. When you own your Shares in street name, you are deemed a beneficial owner or holder for voting purposes.

If you hold Shares through an account with a bank or broker, your Shares may be voted even if you do not provide voting instructions on your instruction form. Banks and brokers have the authority under the regulations of the New York Stock Exchange (the “NYSE”) to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of the Board of Directors and the ratification of the appointment of the Company’s independent registered public accounting firm are considered routine matters for which banks and brokers may vote without specific instructions from their customers.

9. Q:	What is a “broker non-vote”?

A:	A broker “non-vote” occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

10. Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding Shares. Shares may be voted at the Annual Meeting or represented by a signed proxy card. There must be a quorum for the Annual Meeting to be held. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists.

11. Q:	How do I vote?

A:	There are four ways that you can vote your Shares. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1.)	By Internet. The web site for voting is at http: //www.ProxyVote.com.

In order to vote on the Internet, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The Internet voting system is available 24 hours a day, seven days a week, until 11:59 p.m. EDT on Wednesday, April 25, 2007.

Once you are logged on the Internet voting system, you can record and confirm (or change) your voting instructions. If you use the Internet voting system, you do not need to return your proxy card.

2.)	By telephone. If you are in the United States or Canada, you may use one of two toll-free numbers provided by Automatic Data Processing, Investor Communication Services (“ADP”). Registered holders should call 1-800-690-6903 and beneficial holders should call 1-800-454-8683. The telephone voting system is available 24 hours a day, seven days a week, until 11:59 p.m. EDT on Wednesday, April 25, 2007.

In order to vote by telephone, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting.

Once you are logged on the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.

3.)	By mail. Mark your voting instructions, sign and date the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it before 10:00 a.m. EDT on Thursday, April 26, 2007, the day of the Annual Meeting.

If you are returning your proxy card to ADP, they must receive it before 10:00 a.m. EDT on Wednesday, April 25, 2007, the day before the Annual Meeting.

4.)	In person. Attend the Annual Meeting. Mark your voting instructions and deliver to the Inspectors of Election. However, you can vote by methods 1, 2 or 3 above prior to the meeting and still attend the Annual Meeting.

In all cases, a vote at the Annual Meeting will revoke any prior votes.

12. Q:	How do I vote the share equivalent units held in the Humana Common Stock Fund of the Humana Retirement and Savings Plan (“HRSP”)?

A:	If you have invested in the Humana Common Stock Fund of the HRSP, you may vote. Under the HRSP your voting rights are based on your interest — the amount of money you and the Company have invested — in the Humana Common Stock Fund.

You may exercise these voting rights in almost the same way that stockholders may vote their Shares, but you have an earlier deadline, and you provide your voting instructions to

ADP. ADP will aggregate the votes of all participants and provide voting information to the Trustee. If your voting instructions are received by 11:59 p.m. EDT on Monday, April 23, 2007, the Trustee will submit a proxy that reflects your instructions. If you do not give voting instructions (or give them late), the Trustee will vote your interest in the Humana Common Stock Fund in the same proportion as the Shares attributed to the HRSP actually voted.

You provide your instructions to ADP by using the Internet, telephone (using the registered holder number) or mail methods described above. You cannot vote in person at the Annual Meeting.

Your voting instructions will be kept confidential under the terms of the HRSP.

13. Q:	How many votes are required to elect each director?

A:	A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the meeting and shares voting “abstain” or broker non-votes have no effect on the election of directors. Pursuant to current NYSE regulations, brokers have discretionary voting power over director elections. Under the Company’s Majority Vote Policy adopted in January 2007, an incumbent director who does not receive a majority of the votes cast will be required to submit his or her resignation to our Board of Directors. The Board of Directors has 90 days to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

14. Q:	How many votes are required to ratify the Company’s independent registered public accounting firm?

A:	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares not present at the meeting and shares voting “abstain” or broker non-votes have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP. Pursuant to NYSE regulations, brokers have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm.

15. Q:	Who will count the votes?

A:	ADP will tabulate the votes cast by proxy. In addition, the Company’s Inspectors of Election will tabulate the votes cast at the Annual Meeting together with the votes cast by proxy.

16. Q:	How do I revoke my proxy?

A:	You have the right to revoke your proxy at any time before the meeting.

Your method of doing so will depend upon how you originally voted:

By Internet — simply log in and resubmit your vote — ADP will only count the last instructions;

By Telephone — simply sign in and resubmit your vote — ADP will only count the last instructions;

By Mail — you must give written notice of revocation to the Automatic Data Processing, Investor Communication Services, 51 Mercedes Way, Edgewood, NY 11717 or by fax at 1-515-254-7733, submit another properly signed proxy with a more recent date, or vote in person at the meeting. For written and fax notices, you must include the control number that is printed on the upper portion of the proxy card.

17. Q:	When are the stockholder proposals for inclusion in the Company’s proxy materials for the 2008 Annual Meeting due?

A:	Stockholder proposals as permitted by Securities and Exchange Commission (“SEC” or “Commission”) regulations for inclusion in the Company’s proxy materials relating to the 2008 annual meeting of stockholders must be submitted to the Corporate Secretary in writing no later than November 18, 2007. Proposals should be submitted to Joan O. Lenahan, Vice President & Corporate Secretary, Humana Inc., 500 W. Main Street, Louisville, KY 40202.

18. Q:	May a stockholder present a proposal not included in the Company’s Proxy Statement at the 2007 Annual Meeting?

A:	A stockholder can present a proposal at the annual meeting (a so-called “floor resolution”) only if certain notice requirements are met. The SEC does not directly regulate meeting conduct. State law imposes only limited requirements, so most meetings are governed by procedures set forth in the Company’s Bylaws. Humana’s Bylaws require that a stockholder provide written notice of intent to bring a proposal no less than 60 days or more than 90 days prior to the scheduled date of the annual meeting of stockholders. If less than 70 days’ notice of the annual meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the annual meeting. A proposal must also meet other requirements as to form and content set forth in the Company’s Bylaws. Stockholder proposals should be sent to the Corporate Secretary, Humana Inc., 500 West Main Street, 27th Floor, Louisville, Kentucky 40202. A copy of the Company’s Bylaws is available on our web site at www.humana.com – Investor Relations – View Website – Corporate Governance.

19. Q:	How much did this proxy solicitation cost?

A:	D. F. King & Co., Inc. was hired to assist in the distribution of proxy materials and solicitation of votes for $10,500 plus expenses.

The Company has also engaged ADP to assist in the distribution of proxy materials and the accumulation of votes through the Internet, telephone and coordination of mail votes for approximately $100,000 plus expenses.

The Company will reimburse stockbrokers, other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to our stockholders.

20. Q:	How can I obtain additional information about the Company?

A:	Included with this mailing is a copy of our Annual Report on Form 10-K for the year ended December 31, 2006. The Company’s Annual Report on Form 10-K and all other filings with the SEC also may be accessed via the Investor Relations section on the Company’s web site at www.humana.com. We encourage you to visit our web site. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” and then click on the report you wish to review under the “Financial Reports and SEC Filings” subcategory.

21. Q:	Where can I find voting results for this Annual Meeting?

A:	The voting results will be published in the Company’s Form 10-Q for the period ending March 31, 2007 which will be filed with the SEC on or before May 10, 2007. The voting results will also be published on the Company’s web site at www.humana.com within five business days of our Annual Meeting. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” and then click on “Corporate Governance” and then, on the right side of the page, click on the last link entitled “Voting Results of Annual Stockholders Meeting.”

CORPORATE GOVERNANCE

Humana is committed to having sound corporate governance principles and operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. Sound corporate governance is essential to running the Company’s business effectively and to maintaining the Company’s reputation of integrity in the marketplace. The Company’s Corporate Governance Guidelines (“Guidelines”) are adopted by the Board of Directors and are intended to comply with the requirements of Section 303A.09 of the NYSE Listed Company Manual. Additionally, the Company has provided its CEO certification to the NYSE. The Guidelines may be viewed on our web site at www.humana.com. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance” and then click “Corporate Governance Guidelines” on the right side of the page. A copy may also be obtained upon request from the Company’s Corporate Secretary.

Independent Directors

•

The Corporate Governance Guidelines reviewed and approved by the Board contain guidelines to assist the Board in its determination of director independence. To qualify as independent under these guidelines, the Board of Directors must affirmatively determine that a director has no material relationship with the Company, other than as a director.

•

Pursuant to the Guidelines, the Board undertakes an annual review of Director independence. During this review, the Board considers transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including any which could have been reported under “Certain Transactions with Management and Others” herein. The Board also examines transactions and relationships with Directors, Company’s executive officers or their affiliates. As provided in the Guidelines, the purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that a Director is independent.

•

In the course of this review for the current year, the Board specifically analyzed and discussed three separate matters potentially impacting director independence: first, the relationship between the Company and AmerisourceBergen Corporation (“ABC”), for which Kurt J. Hilzinger serves as executive officer and director; second, the relationship between the Company and Alcatel-Lucent (“Alcatel-Lucent”), for which Frank A. D’Amelio serves as an executive officer; and third, the relationship between the Company and JAPC, Inc. (“JAPC”), which is owned by David A. Jones, Sr., father of David A. Jones, Jr.

•

The relationship between the Company and ABC consisted of a series of arms-length transactions by which ABC provided certain pharmaceutical services to a corporation acquired by the Company (and which is now a wholly-owned subsidiary of the Company). The total amount paid in 2006 by Humana to ABC was $11,084,374. The relationship between ABC and the Humana subsidiary was terminated in 2006. The relationship between Alcatel-Lucent and the Company consisted of Alcatel-Lucent paying Humana $662,815 as premiums for medical and dental insurance coverage. The relationship between JAPC and the Company consisted of a series of transactions by which the Company provides hangar space, pilot services and maintenance for an airplane owned by JAPC. For the year ended December 31, 2006, the Company was reimbursed $424,234 by JAPC. The Company is fully reimbursed for the cost of the services. The rate paid for all of these services described above is at least as favorable to the Company as market rates.

•

At the conclusion of its review, the Board affirmatively determined, exclusive of the relevant director, that in each case the relationship between the Company and ABC, Alcatel-Lucent, and JAPC was not material, was below the thresholds for independence prescribed by the NYSE, and did not impact the independence of Mr. Hilzinger, Mr. D’Amelio or Mr. Jones, Jr., respectively.

•

Consistent with these considerations, and based on its review of director independence in light of the standards contained in the Company’s Guidelines, the Board determined that each member of the Board of Directors (except Mr. McCallister, who is an employee of the Company) is independent.

Committee Composition

•

The Board of Directors has the following committees: Audit, Executive, Investment, Nominating & Corporate Governance, Organization & Compensation and Science & Technology. Only directors meeting SEC and NYSE director independence standards may serve on the Audit Committee, the Nominating & Corporate Governance Committee, and the Organization & Compensation Committee. Additional information regarding the Audit Committee is included in this Proxy Statement under the caption “Audit Committee Report” and additional information regarding the Organization & Compensation Committee is included under the captions “Compensation Discussion and Analysis” and “Organization & Compensation Committee Report”.

•	The number of meetings held in 2006 and membership as of March 5, 2007, were as follows:

Committee Membership and Meetings Held During 2006
	Audit	Executive	Investment	Nominating & Corporate Governance	Organization & Compensation	Science & Technology
Number of Meetings in 2006	6	1	2	2	4	1
NAME
David A. Jones, Jr.		C
Frank A. D’Amelio	C		M	M
W. Roy Dunbar			C		M	M
Kurt J. Hilzinger	M	M			C
Michael B. McCallister		M
James J. O’Brien			M		M	M
W. Ann Reynolds, Ph.D.	M			C		M
James O. Robbins	M			M		C

C	= Chair
M	= Member

Each Board committee operates pursuant to a charter, which may be viewed on our website at www.humana.com. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance” and on the right hand side of that page you will see a link to the charter of each committee. The Company will provide a printed copy of the charter of any committee without charge to any stockholder who makes a written request to the Corporate Secretary, Humana Inc., 500 W. Main St., Louisville, KY 40202.

Audit Committee

Pursuant to its charter, this committee;

•

Assists the Board of Directors with the oversight of the integrity of the Company’s financial statements and disclosures and internal controls, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and the independent registered public accounting firm.

•

Bears responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attest services.

•

Reviews with the independent registered public accounting firm, the Company’s Internal Audit Department, and the Company’s financial and accounting personnel, the effectiveness of the accounting and financial controls of the Company and, where appropriate, makes recommendations for the improvement of these internal control procedures.

•

Reviews the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the year, and the coordination of these plans with the independent registered public accounting firm.

•

Reviews the financial statements and other information contained in the annual report and other reports to stockholders with management and the independent registered public accounting firm to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements to be presented to the stockholders and reviews any changes in accounting principles.

•	Confers independently with the internal auditors, key members of management, and the independent registered public accounting firm.
•	Determines and approves the appropriateness of the fees for audit and permissible non-audit services performed by the independent registered public accounting firm.
•	Discusses with management the Company’s compliance with applicable legal requirements and with the Company’s internal policies regarding related party transactions and conflicts of interest.
•	Annually evaluates its performance.

Additionally:

•

The Board of Directors has determined that, with respect to Messrs. D’Amelio, Hilzinger, Robbins and Dr. Reynolds (who together comprise the members of the Audit Committee at March 5, 2007), each is independent and each meets the SEC criteria for an “audit committee financial expert.”

•	The Report of the Audit Committee for the year ended December 31, 2006 is set forth herein.
•	PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, reports directly to the Audit Committee.
•	The Board adopted the Humana Inc. Pre-Approval of Independent Auditors for Audit and Non-Audit Services Policy.
•	No member of the Board’s Audit Committee serves on the audit committees of more than three publicly traded companies.

Organization & Compensation Committee

Pursuant to its charter, this committee;

•	Reviews and approves the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”), evaluates the CEO’s performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation.
•

Makes recommendations to the Board with respect to the CEO’s and other executive officers’ base compensation, incentive-compensation plans and equity-based plans and approves programs for the executive officers of the Company.

•	Approves equity-based grants to executive officers, and grants to other employees where Board approval is required under the applicable Company equity compensation program.
•	Approves material elements of all employment, severance and Change in Control agreements for the executive officers.
•	Annually evaluates its performance.
•	Ensures preparation of the Compensation Discussion and Analysis and the Compensation Committee Report as required by SEC regulations.

Additionally:

Scope of Authority, Processes and Procedures

The Organization & Compensation Committee acts on behalf of the Board of Directors to establish the compensation of executive officers of the Company and provides oversight of the Company’s compensation philosophy as described in the Compensation Discussion and Analysis. The Committee met four times in 2006. The role of the executive officers and the outside compensation consultant in establishing executive compensation is discussed in the Compensation Discussion and Analysis herein. Other than routine administrative matters, no executive compensation decisions are delegated to management.

Compensation Committee Interlocks and Insider Participation

None of the Organization & Compensation Committee members

•	has ever been an officer or employee of the Company;
•	is or was a participant in a “related person” transaction requiring disclosure under Item 404 of the SEC’s regulations (see “Certain Transactions with Management and Others,” herein); or
•	is an executive officer of another entity, at which one of our executive officers serves on its compensation committee.

Executive Committee

Pursuant to its charter, the Executive Committee;

•

Possesses the authority to exercise all the powers of the Board of Directors except as otherwise provided by Delaware law and the Company’s Bylaws during intervals between meetings of the Board. The Executive Committee does not have the power, to, among other things, declare a dividend, issue stock, adopt a certificate of merger or sell substantially all of the Company’s business.

Investment Committee

Pursuant to its charter, the Investment Committee;

•	Establishes investment objectives and policies for the various investment portfolios of the Company and investment options available under various employee benefit plans.
•	Reviews investment results.
•	Annually evaluates its performance.

Science & Technology Committee

Pursuant to its charter, the Science & Technology Committee;

•	Advises the Board of Directors on matters involving health care technology programs.
•	Assists the Company regarding investment in health care technology and research.
•	Reviews and evaluates management recommendations to the Board regarding health care technology, including strategic goals, policies, and the acquisition and maintenance of such technology.
•	Annually evaluates its performance.

Nominating & Corporate Governance Committee

Pursuant to its charter, the Nominating & Corporate Governance Committee;

•	Recommends to the full Board criteria for the selection and qualification of the members of the Board.
•	Evaluates and recommends for nomination by the Board candidates to be proposed for election by the stockholders at each annual meeting.
•	Seeks out and assists in the recruitment of highly qualified candidates to serve on the Board.
•	Recommends for Board approval candidates to fill vacancies on the Board which occur between annual meetings.
•	Develops, periodically reviews and recommends to the Board the Company’s Corporate Governance Guidelines.
•	Studies and reviews with management the overall effectiveness of the organization of the Board and the conduct of its business, and makes appropriate recommendations to the Board.
•	Reviews the overall relationship of the Board and management.
•	Reviews issues and developments pertaining to corporate governance.
•	Annually evaluates its performance.

Consideration of Director Nominees

Stockholder Nominees

•

The policy of the Nominating & Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In the course of evaluating nominations for Board membership, the Nominating & Corporate Governance Committee will look for individuals who have displayed high ethical standards, integrity, and sound business judgment, taking into account the current make-up of the Board and the specific needs of the Company and the Board. Stockholder nominations for election to the Board of Directors are governed by specific provisions in the Company’s Bylaws, a copy of which is available on the Company’s web site at www.humana.com. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance” and on the right hand side of that page you will see a link to the Bylaws of the Company. The Bylaws require that a stockholder provide written notice of intent to nominate a candidate for director no less than 60 days or more than 90 days prior to the scheduled date of the annual meeting of stockholders. If less than 70 days notice of the annual meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the annual meeting. Any stockholder nominations proposed for consideration by the Nominating & Corporate Governance Committee should include, among other information required by the Bylaws of the Company, the nominee’s name, qualifications for

Board membership and compliance with the Company’s Director Resignation Policy discussed below and should be sent to:

Corporate Secretary

Humana Inc.

500 West Main Street, 27th Floor

Louisville, Kentucky 40202

Director Qualifications

•

The Company’s Guidelines contain Board membership criteria that apply to Nominating & Corporate Governance Committee recommended nominees for a position on the Company’s Board. The Board has a majority of directors who meet the criteria for independence established by the NYSE and the SEC. The Organization & Compensation Committee members must also meet the independence criteria of the Internal Revenue Code. The Nominating & Corporate Governance Committee will review with the Board the requisite skills and characteristics for new Board members. This assessment will include a person’s qualification as independent and will consider background, specific skill requirements, diversity, and business experience.

Identifying and Evaluating Nominees for Directors

•

The Board is responsible for selecting its own members and delegating the screening process for new directors to the Nominating & Corporate Governance Committee, with counsel from the Chairman of the Board, the Chief Executive Officer and outside consultants as appropriate. This Committee utilizes a number of methods for identifying and evaluating nominees for Board membership. This Committee regularly assesses the appropriate size of the Board, and whether any vacancies are anticipated. In the event of a vacancy, this Committee considers various potential candidates for director, which may come to the attention of the Committee through current Board members, professional search firms, stockholders, or other persons. In connection with the selection and nomination process, the Nominating & Corporate Governance Committee reviews the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. The Board will look for individuals who have displayed high ethical standards, integrity, and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company.

•

The Company from time to time engages a third party search firm to assist the Board of Directors and the Nominating & Corporate Governance Committee in identifying and recruiting candidates for Board membership.

Majority Vote Policy

•

In January 2007 the Board of Directors approved amendments to the Company’s Bylaws to adopt a majority vote standard for uncontested elections of directors. Under the Bylaws as amended, a director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. In contested elections, those in which a stockholder has nominated a person for election to the Board, the voting standard will continue to be a plurality of votes cast. The Board also adopted a policy to require the Board to nominate for election only nominees who agree that, if they are elected to the Board, they will tender an irrevocable resignation conditioned on, first, the failure to achieve the required vote at any future meeting at which they face election, and second, the Board’s acceptance of their resignation following that election. The policy will also apply to the filling of vacancies by the Board. The Nominating & Corporate Governance Committee will submit a recommendation for prompt consideration by the Board whether to accept the resignation. Any Director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Board further amended the Bylaws to require stockholder nominees for director election to notify the Company whether or not such nominees intend to tender the same type of resignation required of the Board’s director nominees.

Director Attendance

•

The Board has developed a number of specific expectations of directors to define their responsibilities and to promote the efficient conduct of the Board’s business. With respect to the level of commitment expected of directors and related attendance protocols, as part of the Corporate Governance Guidelines, the Board formally adopted a policy that all directors should make every effort to attend meetings of the Board and the Committees of which they are members, and the Company’s Annual Meeting of Stockholders. Attendance by telephone or video conference may be used to facilitate a Director’s attendance.

•

During 2006, the Board of Directors met six times. All directors attended at least 75% of the scheduled Board of Directors’ meetings and meetings held by Committees of which they were members. (For more information, please see “Committee Membership and Meetings Held During 2006” herein.) All director nominees who were directors in April 2006, with the exception of Mr. Robbins, attended the Annual Meeting of Stockholders held April 27, 2006. We expect that all nominees will attend the April 26, 2007 meeting.

Executive Sessions of Non-Management Directors

•

The Company’s non-management directors held regularly scheduled, formal executive meetings, separate from management during 2006. Additional executive sessions of the Board are held as necessary or appropriate or upon the request of the Nominating & Corporate Governance Committee or any two other non-management directors. To the extent the group of non-management directors includes directors who are not independent within the meaning of the Company’s director independence guidelines, then only independent directors shall meet in executive session at least once annually. Executive sessions are led by the Presiding Director, who is required to be an independent director. The Presiding Director at such meetings shall be either the Chairman of the Board if he or she so qualifies or the various qualifying committee chairs on a rotating basis. If the designated director is unavailable to serve as the Presiding Director, the remaining qualifying directors may designate one of themselves to serve as Presiding Director for that meeting.

Code of Ethics and Code of Business Conduct

•

The Company has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, violations of which should be reported to the Audit Committee. The code may be viewed on our web site at www.humana.com. Any amendment to or waiver of the application of the Code of Ethics for the Chief Executive Officer and Senior Financial Officers will be promptly disclosed on the Company’s web site at www.humana.com. To see either the Code or any amendments or waivers, go to www.humana.com, then click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance,” and then on the right hand side of that page you will see the relevant links. The Company will provide the Humana Inc. Code of Ethics for the Chief Executive Officer and Senior Financial Officers in

print without charge to any stockholder who makes written request to: Corporate Secretary, Humana Inc., 500 West Main Street, Louisville, Kentucky 40202.

•

The Company operates under an omnibus Code of Ethics and Business Conduct, known as the Humana Inc. Principles of Business Ethics, which includes provisions ranging from restrictions on gifts to conflicts of interest and applies to employees, officers and directors. The Ethics Office is responsible for the design and enforcement of the Company’s ethics policies. The Ethics Office has created an Ethics Plan, the goal of which is to create a workplace climate in which ethics is so integral to day-to-day operations that ethical behavior is self-enforcing. All employees are required annually to affirm in writing their acceptance of the Code. The Humana Inc. Principles of Business Ethics may be viewed on our web site at www.humana.com. Any waiver of the application of the Humana Inc. Principles of Business Ethics for directors or executive officers must be made by the Board of Directors, and will be promptly disclosed on our web site at www.humana.com. To see either the Code or any waivers, go to www.humana.com, then click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance,” and then on the right hand side of that page you will see the relevant links. The Company will provide the Humana Inc. Principles of Business Ethics in print without charge to any stockholder who makes written request to: Corporate Secretary, Humana Inc., 500 West Main Street, Louisville, Kentucky 40202.

Communication with Directors

•

Stockholders and other interested parties may communicate directly with the Company’s Chairman, Presiding Director or any other individual director by writing to the special email address published on the Company’s web site at www.humana.com. Specifically, interested parties may visit our website at http://apps.humana.com/bod/contact.asp, where instructions for contacting the Board are available. All directors have access to this email address. The Company uses the staff of its Corporate Secretary to review correspondence received in this manner, and to filter advertisements, solicitations, spam, and other such items. Concerns related to accounting, internal controls or auditing matters are brought immediately to the attention of the Company’s General Counsel and handled in accordance with procedures established by the Audit Committee with respect to such matters.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors of the Company, in accordance with the provisions of the Company’s Articles of Incorporation and Bylaws, has determined that the number of directors to be elected at the Annual Meeting of the Company shall be eight (8). The directors are elected to hold office until the Annual Meeting of Stockholders in 2008 and until a successor is elected and qualified.

If any nominee becomes unable to serve for any reason (which is not anticipated), the Shares of common stock represented by the enclosed proxy may be voted for the substituted nominee as may be designated by the Board of Directors.

The following table shows certain information concerning the nominees at March 5, 2007.

Name	Age	Position	First Elected Director
David A. Jones, Jr.	49	Chairman of the Board	05/93
Frank A. D’Amelio	49	Director	09/03
W. Roy Dunbar	45	Director	04/05
Kurt J. Hilzinger	46	Director	07/03
Michael B. McCallister	54	Director, President & Chief Executive Officer	02/00
James J. O’Brien	52	Director	04/06
W. Ann Reynolds, Ph.D.	69	Director	01/91
James O. Robbins	64	Director	08/05

David A. Jones, Jr. was initially elected to the Board in May 1993 and was elected Chairman of the Board of the Company in April 2005. Prior to that, Mr. Jones was Vice Chairman of the Board from September 1996 through April 2005. He is Chairman and Managing Director of Chrysalis Ventures, LLC, in Louisville, Kentucky.

Frank A. D’Amelio was initially elected to the Board in September 2003. He is Senior Executive Vice President Integration and Chief Administrative Officer of Alcatel-Lucent, having held that position since December 2006. Prior to that, Mr. D’Amelio was Chief Operating Officer of Lucent Technologies Inc. from January 2006 until November 2006. During January and February 2006, Mr. D’Amelio was also the Chief Financial Officer of Lucent. Prior to that, he was Executive Vice President, Administration and Chief Financial Officer.

W. Roy Dunbar was initially elected to the Board in April 2005. He is President of Global Technology and Operations for MasterCard Incorporated, having held that position since September 2004. Prior to that, Mr. Dunbar worked at Eli Lilly and Company for 14 years, most recently as President of Intercontinental Operations from 2003 until he joined MasterCard, and Chief Information Officer from 1999 to 2003. He also serves on the Board of Directors of Electronic Data Systems Corporation.

Kurt J. Hilzinger was initially elected to the Board in July 2003. He was elected a director of AmerisourceBergen Corporation in March 2004 and has held the position of President and Chief Operating Officer of AmerisourceBergen Corporation since October 2002. Prior to that, Mr. Hilzinger was Executive Vice President and Chief Operating Officer of AmerisourceBergen Corporation from August 2001 to October 2002.

Michael B. McCallister was appointed as President and Chief Executive Officer of the Company and to the Board of Directors of the Company in February 2000. Mr. McCallister joined the Company in June 1974.

James J. O’Brien was initially elected to the Board in April 2006. Since 2002, Mr. O’Brien has been the Chairman of the Board and Chief Executive Officer of Ashland Inc. Prior to being named to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland, and before that, Senior Vice President and Group Operating Officer. He currently serves on the Board of Directors of Ashland Inc.

W. Ann Reynolds, Ph.D. was initially elected to the Board in January 1991. Dr. Reynolds served as the President of the University of Alabama at Birmingham from 1997 to 2002. She was also the Chancellor of the City University of New York from 1990 to 1997, where she was responsible for the 21 colleges and professional schools that comprised that system. Prior to that, Dr. Reynolds was the Chancellor of the California State University system from 1982 to 1990, and held academic posts as clinical professor of obstetrics and gynecology at the UCLA School of Medicine. Dr. Reynolds serves as a director of Abbott Laboratories, Invitrogen Corporation, and Owens Corning.

James O. Robbins was appointed to the Board in August 2005. Until his retirement on December 31, 2005, he was President and Chief Executive Officer of Cox Communications, Inc., one of the nation’s largest broadband communications companies and a wholly-owned subsidiary of Cox Enterprises, Inc. Mr. Robbins joined Cox as Vice President of the company’s New York City operations in 1983, and was later promoted to Senior Vice President, Operations in Atlanta. He was named President in 1985 and Chief Executive Officer in 1995.

The information given in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of the nominees.

Vote Required and Recommendation of Board of Directors. A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the meeting and shares voting “abstain” or broker non-votes have no effect on the election of directors. Pursuant to current NYSE regulations, brokers have discretionary voting power over director elections. Under the Company’s Majority Vote Policy adopted in January 2007, an incumbent director who does not receive a majority of the votes cast will be required to submit his or her resignation to our Board of Directors. The Board of Directors has 90 days to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ALL NOMINEES.

DIRECTOR COMPENSATION

During 2006, the directors were compensated pursuant to the following schedule:

Annual Retainer	$75,000
Chairman of the Board Additional Annual Retainer	$100,000
Committee Chairman fee per year: 1. Audit Committee Chair 2. Organization & Compensation Committee Chair 3. All other Committee Chairs	$25,000 $18,000 $12,000
Executive Committee Member fee per year	$12,000
Common Stock per year (1st Business Day of January) (Increased to $125,000 in January 2007)	$100,000 in stock (variable # of shares)
Charitable Contributions Annual Match	up to $25,000
Group Life and Accidental Death Insurance—(except Chairman)	$150,000
Group Life and Accidental Death Insurance—Chairman	$400,000
Business Travel Accident Insurance (same for all including Chairman)	$250,000
Restricted Stock Units Granted Initial Date of Election	7,500 Restricted Stock Units

The following table shows the compensation earned for non-employee directors in 2006:

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(1)(2) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compensation ($)(4) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) (f)		All Other Compensation ($)(6) (g)	Total ($) (h)
David A. Jones, Jr.	$183,796	$99,742	—	—	$0	(7)	$27,930	$311,468
Frank A. D’Amelio	$100,000	$99,742	—	—	—		$3,974	$203,716
W. Roy Dunbar	$83,000	$99,742	—	—	—		$23,217	$205,959
Kurt J. Hilzinger	$93,400	$99,742	—	—	—		$1,628	$194,770
James J. O’Brien	$56,250	$405,809	—	—	—		$26,096	$488,155
W. Ann Reynolds, Ph.D.	$83,000	$99,742	—	—	$7,721		$27,544	$218,007
James O. Robbins	$81,000	$99,742	—	—	—		$26,205	$206,947
John R. Hall(6)	$29,400	$80,385	—	—	—		$91,556	$201,341
(1)	Messrs. Jones Jr. and Robbins each deferred his cash compensation. Messrs. D’Amelio, Dunbar, Hilzinger, O’Brien and Robbins each deferred stock compensation. Under the Humana Inc. Deferred Compensation Plan for Non-Employee Directors, non-employee directors may make an irrevocable election each year to defer compensation paid to them by the Company in the form of cash or stock for services rendered as a Board member. The director may elect to have cash fees credited to a guaranteed interest account at a rate equal to the average ten-year U.S. Treasury Note rate for the previous calendar quarter. The deferred stock will be paid out as Shares. Payments under the Plan generally commence on the date of termination of the director’s service as a member of the Board or a date specified by the director. The Company pays all costs and expenses incurred in the administration of the Plan.

(2)	On January 3, 2006, on which day the fair market value of Humana stock was $54.94, each director in office at that time, other than Mr. McCallister, was granted a stock award of 1,821 shares. On April 27, 2006, the date on which Mr. O’Brien was first elected to the Board and on which date the fair market value of Humana stock was $44.31, Mr. O’Brien was awarded 7,500 restricted stock units, and was also awarded 1,693 shares, representing a pro-ration of the $100,000 value award, in accordance with the policies noted above. The amount shown in column (c) above is the value calculated pursuant to SFAS 123R, as further discussed under “Compensation Policies Based on Certain Tax and Accounting Rules” (“SFAS 123R”) which is the fair market value less the par value of $0.1667 per share times the number of shares awarded.

(3)	Outside Directors did not receive any stock options as part of the 2006 Directors Compensation Program.

(4)	Outside Directors did not receive any non-equity incentive plan compensation as part of the 2006 Directors Compensation Program.

(5)	A director who is not an employee must retire at the annual meeting following his or her seventy-third birthday. Non-employee directors elected subsequent to 1997 do not receive any retirement benefits. David A. Jones, Jr. and W. Ann Reynolds, Ph. D. are the only current directors that will have retirement benefits that are grandfathered under the Company’s former Retirement Policy (the “Policy”). Under the Policy a retiring director is entitled to elect to receive either: (1) an annual retirement benefit for the life of the director in the amount of $38,000, the annual retainer fee in effect for 1997; or (2) in lieu thereof, an actuarially equivalent joint and survivor annuity payment. In addition, under the Policy, each retiring director also receives an annual matching charitable contribution benefit of $19,000 for the life of the director. Under the Policy, the amount was prorated for service less than ten years. Mr. Jones and Dr. Reynolds have been members of the Company’s Board of Directors for over ten years. Mr. Hall retired at the April 26, 2006 meeting pursuant to the Policy. His payments for 2006 are included in the table above. Additionally, for fiscal year 2006, the Company paid benefits under the Policy to former directors as set out below:

Retired Director	Annual Retirement Benefit	Annual Matching Gift
K. Frank Austen, M.D.	$28,191	$6,500
Hilary J. Boone, Jr.	$21,999	$0
Michael E. Gellert	$29,686	$19,000
Irwin Lerner	$38,000	$19,000

In connection with David A. Jones, Sr.’s retirement as Chairman of the Board in April 2005, he was provided the use of office facilities for up to eighteen months at no expense to him. In 2006, office facilities valued at $41,667 were provided to him. Additionally, he received approximately $56,800 per month under the Officers’ Target Retirement Plan due to his retirement in 1997 as an officer of the Company. In 2006, Mr. Jones, Sr. received an annual matching gift amount of $19,000.

(6)	We pay for or reimburse our directors’ travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at board, committee and stockholder meetings. From time to time, the Company may transport one or more directors to and from such meetings in the Company’s airplane. The Company also reimburses the director for other reasonable expenses related to board service, such as director education, which amounts are not included in the table above. In addition, the Company paid certain local taxes that averaged approximately $1,793 per outside director, and life and accidental death insurance premiums that averaged approximately $815 per outside director which amounts are included in the table above. Directors may elect to participate in the medical and dental benefit programs offered to all employees of the Company at a comparable rate as paid by employees, but no director participated in 2006. The “All Other Compensation” amount above includes the following matching charitable gift amounts:

David A. Jones, Jr.	$25,000
Frank A. D’Amelio	$2,250
W. Roy Dunbar	$21,740
Kurt J. Hilzinger	$0
James J. O’Brien	$25,000
W. Ann Reynolds, Ph.D.	$22,575
James O. Robbins	$25,000

Mr. Hall retired in April 2006. In recognition of his many years of service, Mr. Hall received retirement gifts totaling $44,600 (included in the “All Other Compensation” amount in the table above). Additionally, in connection with his retirement, Mr. Hall received stock previously deferred with a value of $286,189 calculated using the SFAS 123R methodology. This amount is not included in the “All Other Compensation” number above.

In connection with his position as Chairman of the Board, David A. Jones, Jr. was reimbursed $60,000 for office expenses during 2006, and the Company paid $20,000 for his membership to the Business Higher Education Forum, which amounts are not included in the table above.

(7)	The Change in Pension Value for Mr. Jones, Jr. was a decrease of $1,377. This primarily resulted from an increase in the discount rate used for purposes of financial accounting.

The following table provides information on the stock options held by the director nominees as of December 31, 2006.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)		Option Expiration Date (f)
Frank A. D’Amelio	15,000 2,500			$ $	18.0300 23.0500	09/11/13 01/02/14	(1) (2)
W. Roy Dunbar	0				—	—
John R. Hall	5,000 5,000 5,000 5,000 5,000 2,500			$ $ $ $ $ $	21.2500 18.7813 14.7813 11.5500 10.1900 23.0500	01/02/08 01/04/09 01/02/11 01/02/12 01/02/13 01/02/14	(3) (4) (5) (6) (7) (2)
Kurt J. Hilzinger	15,000 2,500			$ $	16.4550 23.0500	07/10/13 01/02/14	(8) (2)
David A. Jones, Jr.	40,000 5,000 40,000 5,000 40,000 5,000 5,000 5,000 5,000 2,500			$ $ $ $ $ $ $ $ $ $	21.9375 21.2500 20.1563 18.7813 19.2500 7.8750 14.7813 11.5500 10.1900 23.0500	03/25/07 01/02/08 01/15/08 01/04/09 01/15/09 01/03/10 01/02/11 01/02/12 01/02/13 01/02/14	(9) (10) (11) (4) (12) (13) (14) (15) (7) (2)
James J. O’Brien	0				—	—
W. Ann Reynolds, Ph.D.	5,000 5,000 5,000 5,000 5,000 5,000 2,500			$ $ $ $ $ $ $	21.2500 18.7813 7.8750 14.7813 11.5500 10.1900 23.0500	01/02/08 01/04/09 01/13/10 01/02/11 01/02/12 01/02/13 01/02/14	(10) (4) (13) (14) (15) (7) (2)
James O. Robbins	0				—	—

(1)	Options granted on 09/11/03 pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

(2)	Options granted on 01/02/04 pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

(3)	Options granted on 01/02/98 pursuant to the Company’s 1989 Stock Incentive Plan, shares are fully vested

(4)	Options granted on 01/04/99 pursuant to the Company’s 1989 Stock Incentive Plan, shares are fully vested

(5)	Options granted on 01/02/01 pursuant to the Company’s 1989 Stock Incentive Plan, shares are fully vested

(6)	Options granted on 01/02/02 pursuant to the Company’s 1989 Stock Incentive Plan, shares are fully vested

(7)	Options granted on 01/02/03 pursuant to the Company’s 1996 Stock Incentive Plan, shares are fully vested

(8)	Options granted on 07/10/03 pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

(9)	Options granted on 03/25/97 pursuant to the Company’s 1996 Stock Incentive Plan, shares are fully vested

(10)	Options granted on 01/02/98 pursuant to the Company’s 1989 Stock Incentive Plan, shares are fully vested

(11)	Options granted on 01/15/98 pursuant to the Company’s 1996 Stock Incentive Plan, shares are fully vested

(12)	Options granted on 01/15/99 pursuant to the Company’s 1989 Stock Incentive Plan, shares are fully vested

(13)	Options granted on 01/03/00 pursuant to the Company’s 1989 Stock Incentive Plan, shares are fully vested

(14)	Options granted on 01/02/01 pursuant to the Company’s 1996 Stock Incentive Plan, shares are fully vested

(15)	Options granted on 01/02/02 pursuant to the Company’s 1996 Stock Incentive Plan, shares are fully vested

As of December 31, 2006, the following Shares have been deferred by the directors pursuant to the discussion under the Director Compensation Table — Footnote (1):

Frank A. D’Amelio	1,821
W. Roy Dunbar	1,821
Kurt J. Hilzinger	1,821
James J. O’Brien	9,193
James O. Robbins	10,215

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the NYSE, reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These reports generally are due within two business days of the transaction. Executive officers, directors, and greater than ten percent stockholders are required to furnish the Company with copies of all the forms they file.

During the year ended December 31, 2006, based upon the Company’s knowledge of stock transfers, a review of copies of these reports and written representations by persons subject to Section 16(a) as furnished to the Company, all executive officers, directors, and greater than ten percent beneficial owners of the Company’s common stock complied with Section 16(a) filing requirements applicable to the Company.

The Company has a program to oversee the compliance of its executive officers and directors in their reporting obligations.

Security Ownership of Certain Beneficial Owners of Company Common Stock

Principal Stockholders of the Company

The Company knows of no person or entity that may be deemed to own beneficially more than 5% of the outstanding common stock except for:

Barclays Global Investors NA (and Related Companies filing as a Group) 45 Fremont Street San Francisco, CA 94105	17,934,055 shares	10.8%(1)(2)
Goldman Sachs Asset Management, L.P. 32 Old Slip New York, NY 10005	10,297,474 shares	6.2%(1)(3)
FMR Corp. (and Affiliates) 82 Devonshire Street Boston, MA 02109	9,124,861 shares	5.5%(1)(4)
Wellington Management Company, LLP 75 State Street Boston, MA 02109	8,971,000 shares	5.4%(1)(5)
Vanguard Specialized Funds- Vanguard Health Care Fund 100 Vanguard Blvd Malvern, PA 19355	8,433,000 shares	5.1%(1)(6)

(1)	The percentage of ownership is based on 166,633,540 shares outstanding as of December 31, 2006.

(2)	Based upon a Form 13G filed with the Commission for the period ended December 31, 2006, Barclays Global Investors NA (and Related Companies filing as a Group) has sole power to vote 16,059,660 shares and has sole dispositive power over 17,934,055 shares. See Form 13G for additional information on the Group.

(3)	Based upon a Form 13G filed with the Commission for the period ended December 31, 2006, Goldman Sachs Asset Management, L.P. has sole power to vote 8,291,145 shares and has sole dispositive power over 10,297,474 shares.

(4)	Based upon a Form 13G filed with the Commission for the period ended December 31, 2006, FMR Corp. (and Affiliates) has sole power to vote 2,673,948 shares and has sole dispositive power over 9,124,861 shares.

(5)	Based upon a Form 13G/A filed with the Commission for the period ended December 31, 2006, Wellington Management Company, LLP has shared power to vote 413,300 shares and has shared dispositive power over 8,971,000 shares.

(6)	Based upon a Form 13G/A filed with the Commission for the year ended December 31, 2006, Vanguard Specialized Funds-Vanguard Health Care Fund has sole power to vote 8,433,000 shares.

Security Ownership of Directors and Executive Officers

The following table shows stock ownership by each of the Company’s nominees for directors, each Named Executive Officer, as defined herein, and by the directors and executive officers as a group as of March 5, 2007, unless otherwise indicated.

	Company Common Stock Beneficially Owned as of March 5, 2007 (1)(2)(3)(4)	Percent of Class as of March 5, 2007 (5)
David A. Jones, Jr.	459,400
Frank A. D’Amelio	24,702
W. Roy Dunbar	9,587
Kurt J. Hilzinger	24,702
Michael B. McCallister	1,386,622
James J. O’Brien	0
W. Ann Reynolds, Ph.D.	62,866
James O. Robbins	0
James H. Bloem	249,145
James E. Murray	619,456
Jonathan T. Lord, M.D.	227,937
Bruce J. Goodman	204,567
All directors and executive officers as a group (19 in number, including those named above (“Group”) )	4,325,287	2.58

(1)	Beneficial ownership of Shares of Company common stock, for purposes of this Proxy Statement, includes Shares of Company common stock as to which a person has or shares voting and/or investment power. Therefore, any restricted stock for which a person has voting power and all share equivalents in the HRSP are included. These footnotes describe whenever an individual shares voting and/or investment power over the Shares of Company common stock beneficially owned by them.

The number of Shares of Company common stock listed:

(a)	Includes certain Shares of Company common stock equivalents held for the benefit of the individuals in the HRSP as of January 31, 2007, over which the employee participant has voting power and investment power. They are as follows:

Michael B. McCallister	38,444
James H. Bloem	1,626
James E. Murray	20,417
Jonathan T. Lord, M.D.	1,172
Bruce J. Goodman	128
All executive officers as a group (numbering 12, including those named herein)	89,222

(b)	Includes Shares of Company common stock which may be acquired by these individuals through the exercise of options, which are exercisable currently or within 60 days after March 5, 2007 under the Company’s 1989 Stock Option Plan for Non-Employee Directors, the 1996 Stock Incentive Plan for Employees and the 2003 Stock Incentive Plan. They are as follows:

David A. Jones, Jr.	112,500
Frank A. D’Amelio	17,500
W. Roy Dunbar	0
Kurt J. Hilzinger	17,500
Michael B. McCallister	912,657
James J. O’Brien	0
W. Ann Reynolds, Ph.D.	32,500
James O. Robbins	0
James H. Bloem	138,049
James E. Murray	409,374
Jonathan T. Lord, M.D.	150,495
Bruce J. Goodman	132,610
Group (including those named herein)	2,587,871

(2)	Excludes 72 Shares of Company common stock held by Mr. Jones’ spouse for which he disclaims beneficial ownership.

(3)	Certain directors have deferred the stock awards pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors. These Shares are not included in the totals reported above. As of March 5, 2007, which includes the awards in January 2007, the Shares deferred were as follows:.

Frank A. D’Amelio	4,052
W. Roy Dunbar	4,052
Kurt J. Hilzinger	4,052
James J. O’Brien	11,424
James O. Robbins	12,446

(4)	As of March 5, 2007, no shares of stock are pledged by any of the Company’s Executive Officers or Directors.

(5)	Unless indicated, less than 1% of the class.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Humana views its compensation program as a means of continuing investment in human capital that will drive high performance and success in the marketplace. This document discusses and explains our compensation policies and practices. It begins with our compensation philosophy and proceeds through our compensation objectives, describing each element of compensation and the decision-making process that supports it. It focuses on how we compensate our Named Executive Officers, as defined herein, and other key associates, and how we uphold our compensation standards through a governance system that includes internal oversight as well as expert outside review.

Compensation Philosophy

Humana’s compensation philosophy is based on our fundamental premise;

•	Associate value drives customer value, which drives shareholder value.

Humana’s culture is one in which trust is conveyed to associates through the several ways our Company expresses itself as an employer. Humana’s signature branding line, “Guidance when you need it most,” can be executed effectively only by Humana associates who believe and trust in the Company’s vision; to be the most trusted name in health solutions. One of the most important ways we gain associate trust is through the competitiveness, fairness, and integrity of our compensation, benefits and services.

Compensation Program Objectives

Humana’s compensation program is intended to create competitive advantage through the stimulation of superior performance of the Company’s human capital. Performance management at Humana focuses on building competencies required for the business, and on pursuing the highest level of contribution from each Humana associate. In general, our compensation program is designed to;

•	Provide compensation and benefits policies and practices that motivate and reward associates to achieve goals and objectives designed to enhance the value of the enterprise;

•	Provide total compensation, when such objectives are met, that is competitive with the market, based on the surveyed value of benchmark indices in the market;

•	Align individual compensation with competency and contribution so that performance will be rewarded appropriately; and

•	Assure that compensation is performance-based, using measurable objectives and results.

The elements of the program are comprised of direct and indirect compensation.

Direct Compensation: Salaries and Incentives for Associates

•	Provide total cash or equity compensation that is;

—

Market-based—Competitive with comparator companies and general industry standards; targeted on average at market medians, but typically ranging from the 25th to 75th percentiles, depending on the level of competency and contribution;

—	Competency-paced—Flexible enough to match the progress of fast-rising performers but resistant to salary advancement for those whose competency level has remained static;

—	Contribution-driven—Rewards those who make a difference, creating meaningful compensation distinctions among different levels of performance and achievement, while avoiding annual compensation actions that foster an “entitlement mentality.”

Indirect Compensation: Benefits and Services for Associates

•	Provide a qualitative and quantitative design of benefit programs that promote security and well-being:

—	Health benefits, life and disability coverage as well as income protection,

—	Retirement plans, and

—	Services accessed or purchased on a group basis to assist associates to maintain work/life balance.

•	Provide cost-effective associate benefits whose level, flexibility, and breadth are competitive with comparator companies and industry benchmarks.

Leadership Compensation

Leadership compensation reflects Humana’s compensation philosophy and is calibrated to the special demands of those with the greatest responsibility for the success of the organization. Consequently, comparisons to industry and labor-market competitors reflect the relative financial performance of the companies considered as well as absolute compensation levels. Since a large percentage of leadership compensation is performance-based, in the form of incentive compensation and equity appreciation, profitability and return measures heavily influence compensation outcomes for Humana leaders.

The following are the principal elements of compensation for executive officers at Humana:

—

Salary—Base salaries targeted at market medians, but typically ranging from the 25th to the 75th percentile, with the actual levels reflecting the actual competency and contributions of individual associates;

—	Annual cash incentives—Targeted cash incentives reflect market medians, with superior contribution rewarded above market levels;

—	Long-term incentives—Competitive levels of long-term compensation vehicles designed to motivate leaders to achieve attractive long-term stockholder returns;

—	Retirement – Opportunity for retirement income that will motivate high-potential leaders to pursue a long-term career with the Company.

How We Benchmark Pay for Named Executive Officers

Multiple factors influence the total compensation of Named Executive Officers. In general, we seek to provide competitive total compensation that enables us to retain and motivate our business leaders. “Competitive” means that leadership pay at Humana is similar to pay in the executive labor market for other leaders in similar roles in companies of comparable size and financial performance.

We consider many factors in our determination of total compensation levels, using our competitive benchmarks as a starting point. The executive’s overall performance, his or her potential, and the presence of any unique or hard-to-replace skills are considered, as well as the executive’s judgment, leadership ability and competencies. The performance of the executive’s business function and his or her ability to build teams and develop talent are also factors. In addition, the overall performance of the Company must be weighed, especially in the case of the Named Executive Officers and other senior leaders.

Ultimately, we must distill all those factors and apply our best judgment when determining the pay of executives. Such judgments must always produce a total compensation package that is reasonable as compared to business prospects of the Company based on its long-term business plan. This allows the Organization & Compensation Committee to set a compensation package that it believes will (i) appropriately motivate and challenge its executives, and (ii) achieve an appropriate balance between the prospects for the Company and its stockholders and the compensation of its executives.

We compare our compensation and benefits practices to other publicly traded companies that are comparable in significant ways. For Named Executive Officers, we use comparisons from our closest industry competitors, available through third party compensation surveys, such as those undertaken by Mercer, Hewitt, and Towers Perrin. We also review the proxy statements of public companies comparable in size, in geography, and in financial performance. Using different comparative measures (e.g., industry, market cap, etc.) yields multiple perspectives that enrich our understanding of competitive executive pay practices. These sets of company comparators are reviewed each year to ensure continued appropriateness.

The following peer groups of public companies currently serve as our benchmarks:

• Health benefit company peer group:
Aetna Inc.	CIGNA Corporation	Coventry Health Care, Inc.
Health Net, Inc.	Sierra Health Services, Inc.	UnitedHealth Group, Inc.
WellPoint, Inc.

• Performance peer group:
Aramark Corporation	Dean Foods Company	Express Scripts, Inc.
Manpower Inc.	Office Depot, Inc.	Tesoro Corporation
Whirlpool Corporation

• Geographical peer group:
Ashland Inc.	Brown-Forman Corporation	Cardinal Health, Inc.
Cintas Corporation	Eli Lilly & Company	Genlyte Group
Kindred Healthcare, Inc.	Lexmark International, Inc.	Ohio Casualty Corporation
Omnicare Inc.	Papa John’s International, Inc.	Res-Care, Inc.
Yum Brands Inc.

It’s worth noting that the proxy statements from these companies yield detailed information only on each company’s named executive officers. Each year, we rigorously benchmark the compensation of our top 100 executives, a process that ensures the integrity of our compensation program throughout Humana’s leadership tier. We use the third-party surveys mentioned above, focusing on senior-level executive compensation, which provide an array of competitive data on all elements of pay. Other third party sources may also be used. We combine this data analysis with our own evaluation of an individual’s performance, the Company’s performance and business plan objectives to arrive at compensation decisions. We believe benchmarking with reference to the peer groups and surveys provides Humana with the most comprehensive means of ensuring our senior-level compensation is peer-competitive.

How We Establish Named Executive Officer Compensation

The process for establishing specific levels for each component of pay is based on an assessment of market pay data, as described above, followed by discussions among the Board of Directors’ Organization & Compensation Committee (the “Committee”), the Chief Executive Officer, the Chief Human Resources Officer, and the Committee’s consultant, Frederic W. Cook & Co., Inc. (“Cook”). Our Chief Executive Officer discusses with the Committee his recommendations for the compensation of his direct reports and his rationale for those recommendations. A similar discussion also occurs when determining the Chief Executive Officer’s compensation, with the Committee making the final decisions. The components of Humana’s compensation program for Named Executive Officers in 2006 are:

•	Base salary;
•	An annual incentive, called the Humana Management Incentive Plan (“MIP”), generally paid in the first quarter following the end of Humana’s fiscal year;
•	Grants of equity in the form of stock options that vest one-third each year over the three years following the grant, with a seven-year term;
•

Participation in the Humana Retirement and Savings Plan, a qualified, combined retirement plan and 401(k) plan; the Humana Supplemental Executive Retirement & Savings Plan, a non-qualified ERISA restoration plan; and inclusion in the Officers’ Target Retirement Plan, a non-qualified, unfunded supplemental retirement plan;

•	Eligibility for various perquisites;
•	Severance programs providing for certain payments in the event of termination of employment, depending on the event or reason for termination.

Base Salary

Base compensation for executive officers is determined by an assessment of overall Company performance, executive officer performance, changes in executive officer responsibilities and relevant survey findings. While vital aspects of performance can be measured in financial terms, we also evaluate executive management in areas that must be assessed more subjectively. These include the development and execution of strategic plans, the exercise of leadership in the development of management talent, innovation and improvement in Humana’s products and processes, as well as the executive’s involvement in industry groups and in the communities that we serve.

Individual salaries are generally established in alignment with the 50th percentile (market median) target described above, to ensure the attraction, development and retention of superior talent, as well as in relation to individual executive performance. Base salaries of the Named Executive Officers in 2006, and how they relate to market medians, are listed in the table below.

Named Executive Officer	2006 Base Salary	2006 Market Median(1)
Michael B. McCallister	$900,000	$999,000
James H. Bloem	$470,000	$476,000
James E. Murray	$600,000	$585,000
Jonathan T. Lord, M.D.	$485,000	$463,000
Bruce J. Goodman	$460,000	$479,000

(1)	Based on 2005 information available at the time of decision from executive pay surveys and the proxy statements of the peer groups.

Annual Incentives — Management Incentive Plan

Our incentive compensation plans are designed to reward officers and other key associates for the attainment of financial results and other strategic benchmarks specific to each person’s individual goals. Incentive compensation objectives are designed to encourage responsible and profitable growth. The 2003 Management Incentive Compensation Plan (MIP) was approved by the Company’s stockholders. The MIP was designed to comply with the performance criteria contained in the Internal Revenue Service (“IRS”) Section 162(m) regulations allowing for deductibility of compensation as described herein. During 2006, the Company’s Named Executive Officers participated in the MIP.

For Mr. McCallister, the 2006 performance target was based on the attainment of a pre-established earnings per share (“EPS”) objective. Mr. Murray’s incentive was based on a combination of EPS (90%) and a membership-based metric (10%). Messrs. Bloem and Goodman and Dr. Lord had performance targets based on EPS (80%), membership (10%), and measurable strategic objectives (10%). These goals were established to provide a direct link between executive pay and Company financial performance and operational growth. The strategic initiatives partially reflect the individual performance of each Named Executive Officer.

For EPS and membership objectives, there are threshold, target and maximum achievement payout levels that impact the final value of the award. Performance below the threshold yields no award. Ninety-three percent of the EPS goal and 95 percent of the membership goal must be achieved to reach its threshold; the threshold pays at 50 percent for all Named Executive Officers except Mr. McCallister whose pays at 75 percent. Achievement of the strategic goals cannot increase the award, but failure to reach one or more goals reduces the award. See the Grants of Plan-Based Awards table for specific amounts in 2006.

As set out in the MIP, the Committee may adjust the awards with regard to certain factors. These factors include such items as the disposition or acquisition of a business; gains or losses resulting from material litigation; and the effect of changes in accounting principles during the performance period. For 2006, there were no adjustments applied to the payments to the Company’s Named Executive Officers.

The EPS goal for 2006 had a target of $2.81, with a minimum threshold and maximum limit. The membership-based metric goal for 2006 had a target of 5,257,654, also set between minimum and maximum targets.

In addition to goals pertaining to EPS and membership, the 2006 MIP for Messrs. Bloem and Goodman and Dr. Lord provided for strategic measures. These measures represented operational goals, and were structured and implemented to reflect the Named Executive Officer’s individual performance and/or individual contribution to the Company’s performance. In each case the strategic measures collectively accounted for 10% of the executive’s overall incentive plan.

The 2006 MIP plan for Mr. Bloem included two strategic measures, each given equal weight. The first strategic measure was to provide sufficient capital to support Humana’s Medicare expansion. Mr. Bloem’s second measure required the absence of any material weakness in the design or operation of the Company’s internal controls.

The 2006 MIP plan for Mr. Goodman included six strategic measures, each given equal weight. Mr. Goodman’s strategic measures were as follows: attainment of certain cost objectives in the area of customer service; a reduction in claims inventory; a reduction in special projects inventory; an increase in reliability of the Company’s technology systems; a reduction in member enrollment inefficiencies; and attainment of a specified success rate in avoiding reissuance of member identification cards.

The 2006 MIP plan for Dr. Lord included two strategic measures, each given equal weight. The first strategic measure was to form a team to develop a work plan for strategic objectives,

and to consummate one such objective. Dr. Lord’s second strategic measure was to ensure the publication of two significant articles in national publications.

Since our EPS increased 62% to $2.90, and our product-weighted membership in both our Commercial and Government segments was 5,319,410, both of these performance targets were exceeded. In addition, each Named Executive Officer for whom strategic initiatives were established met them in 2006, with the exception of Dr. Lord. Even though Dr. Lord’s first strategic measure was not met, the Committee authorized a discretionary bonus equal to 5% of his target incentive plan. Payments for the Named Executive Officers consequently ranged from 144% to 173% of annual base earnings.

See the Summary Compensation Table in the Executive Compensation section herein for the specific amounts paid to the Named Executive Officers.

Long-Term Incentives — Equity Awards

We use stock options and restricted stock awards to reward executive officers and other key associates for long-term performance and as a means of attracting, motivating and retaining key associates. The use of equity-based compensation provides a vital link between the long-term results achieved for our stockholders and the rewards provided to executive officers and other associates.

All stock options and restricted stock awards are generally granted at regularly scheduled meetings of our Board of Directors, or of the Board’s Organization & Compensation Committee. The stockholder-approved 2003 Stock Incentive Plan provides that the options are granted at the average of the high and low stock trading price on the NYSE (fair market value) on the date of grant. For the last several years, the annual Company-wide option and restricted share awards have been made at the Organization & Compensation Committee meeting held in the first quarter of the year. The Board and Committee schedules are determined more than a year in advance. The Company has a practice of not making equity awards when it is aware of any non-public material information. Generally, awards are made annually to approximately 3.5% of all associates, including the Named Executive Officers. In addition to the annual grants, options and/or restricted stock are granted for promotions, new hires, or increases in responsibilities at the six regularly scheduled meetings of the Board or the Committee.

Rationale for Equity Awards.    The Committee, through review of stock programs and competitive practices at comparable companies, determines the aggregate amounts and terms of stock option and restricted stock awards, with the assistance of Cook, the Committee’s compensation consultant. The number of Shares covered by each award reflects the executive’s level of responsibility and contributions to the Company. In making equity awards, the Committee does not issue a targeted number of Shares. Instead, in consultation with Cook and guided by the recommendation of management, the Committee reviews and approves the dollar value of an award to be granted to each Named Executive Officer, based on the benchmarking discussed above. The number of Shares is then determined using the fair market value on the grant date, as determined by the Black-Scholes methodology for stock options.

2006 Awards.    In 2006, the Committee granted options totaling approximately 0.6% and restricted stock awards totaling approximately 0.46% of the Company’s outstanding common stock as of December 31, 2006, to its associates. As reported in the Grants of Plan-Based Awards table, all Named Executive Officers received stock options in 2006, but none received a restricted stock award. For 2006, the direct reports to Mr. McCallister received only stock options, with the next level of management receiving a mix of stock options and restricted stock and the remaining recipients receiving only restricted stock. The Grants of Plan-Based Awards table shows the number of stock options awarded to each Named Executive Officer and the total expense required to be recognized by the Company for this award. Generally, the expense is spread over the three-year vesting period. The amount of the expense attributed to 2006 for awards in 2006 as well as prior periods is shown in column (f) — Option Awards of the Summary Compensation Table.

The Outstanding Equity Awards at Fiscal Year-End table lists the options outstanding by grant date and price for each Named Executive Officer. There were no unvested awards of restricted stock for any of these officers. The unexercised awards reflect the years of service of each Named Executive Officer and the frequency with which an individual exercises the options granted. Humana routinely reviews the outstanding equity information for each executive officer to examine the value of prior compensation decisions.

Compensation Mix

The key elements of executive compensation — salary, cash incentives, and equity awards — are distributed with the objective of having a substantial portion of executive pay at risk. While salaries are intended to be assured, the other two elements only have value if certain results are achieved. Cash incentives are paid only upon the achievement of certain strategic and financial objectives. Grants of stock options only have value to executives if the value of the firm increases through common stock price appreciation.

We believe that having a larger measure of key pay elements at risk, as expressed earlier, motivates and challenges our executives to achieve positive returns for our stockholders. In the chart below, the proportion of pay at risk in 2006 is illustrated for the Named Executive Officers.

Humana’s 2006 Mix of Compensation Elements for its Named Executive Officers

		Compensation At-Risk
Named Executive Officer	Base Salary	Annual Incentive	Long-Term Incentive	Total
Michael B. McCallister	17%	28%	55%	100%
James H. Bloem	21%	29%	50%	100%
James E. Murray	19%	27%	54%	100%
Jonathan T. Lord, M.D.	23%	32%	45%	100%
Bruce J. Goodman	22%	32%	46%	100%

The chart and table above depict the relative mix of pay elements for 2006, made up of base salary earned, annual incentive earned in 2006 though paid in 2007, and the aggregate fair value of the 2006 grant of stock options based on a Black-Scholes valuation. See the Summary Compensation Table and the Grants of Plan-Based Awards table that follow this report for greater detail.

Stock Ownership Guidelines

The Board believes that linking a significant amount of an executive’s current and potential future net worth to the Company’s success, as reflected in the stock price, gives the executive a stake similar to that of Humana’s stockholders. Consistent with this philosophy, in 2005 the Board of Directors established stock ownership guidelines for the Company’s executive officers.

Expressed as a multiple of base salary, minimum levels of Humana common stock ownership, excluding shares held in retirement accounts and unexercised options, are:

• President and Chief Executive Officer:	Five times base salary

• Direct Reports to the President and Chief Executive Officer:	Three times base salary

• All other executive officers:	Two times base salary.

All of our executive officers meet the guidelines described above as of March 5, 2007.

Severance Benefits — Change in Control Agreements

Mr. McCallister.    The benefits payable to Mr. McCallister in the event of a Change in Control of the Company are governed by an agreement with Mr. McCallister entered into in September 2000. Mr. McCallister is the only executive officer who would receive a tax gross-up in the event his payment under a Change in Control exceeded the amounts regulated by Section 280G of the Internal Revenue Code. All of the Company’s Change in Control agreements provide for a “double trigger” (i.e. two events would occur before any payment is made: a Change in Control is completed, and the executive officer is terminated or constructively terminated as described in the agreement). For a discussion of the payments Mr. McCallister would receive in the event of a Change in Control of the Company, see the “Potential Payments Under Termination or Change in Control of the Company” section that follows this Compensation Discussion and Analysis.

Other Named Executive Officers and Key Company Executives.    Humana has entered into agreements with all officers, including Mr. Bloem, Mr. Murray, Dr. Lord, and Mr. Goodman, as well as certain key management employees, which, for a two-year period following a Change in Control of the Company, provide certain benefits upon termination. Such termination may be involuntary or may be due to a resignation as a result of a change in responsibilities or compensation.

Under the agreements, such individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary and the maximum incentive compensation payable to him or her, by a multiple ranging from one to one and one-half. Mr. Bloem, Mr. Murray, Dr. Lord, and Mr. Goodman would each receive a payment in the amount of one and one-half times the sum of their base salary and maximum MIP in the event of a Change in Control. For a discussion of the potential amounts that would have been paid in 2006 had a Change in Control occurred on December 29, 2006, see “Potential Payments Under Termination or Change in Control of the Company” herein. In addition, in the event of a Change in Control, generally all unvested Company options and all unvested restricted stock immediately vest. Health, life and disability insurance coverage would be provided.

In the health benefits industry, mergers and acquisitions resulting in a Change in Control are common. Humana believes that by having the Change in Control agreements for our executive officers, including the Named Executive Officers, executives can devote their time to the duties of running the Company without being distracted by a potential Change in Control.

Retirement Plans

Humana has three retirement plans covering its executive officers:

•	The Humana Retirement and Savings Plan (“HRSP”), (available to all associates) which is a qualified, combined pension plan and 401(k) plan providing for both participant and Company contributions;

•

A nonqualified Supplemental Executive Retirement and Savings Plan (“SERSP”) that restores on a nonqualified basis, Company contributions to the HRSP which are restricted by the IRS compensation limits;

•

A nonqualified Officers’ Target Retirement Plan (“OTRP”) offered to a select group of executives that provides a maximum 50% target income replacement after completing 30 years of service, minus the retirement portion of the HRSP, the SERSP and a participant’s Social Security benefits.

These plans are described in detail, including the potential payments to our Named Executive Officers, under the Pension Benefits table which covers our OTRP; the Nonqualified Deferred Compensation table which covers our SERSP; and the Potential Payments Upon Termination or Change in Control section which discusses all of the retirement plans.

Humana believes that these programs will provide an appropriate replacement income upon retirement reflecting the executive’s years of service with the Company. The potential payments under these plans are described in the tables that follow this report.

Other Benefits

We also provide certain other benefits to our executive officers as part of our competitive compensation program. The amounts expended through these programs are explained in detail in the footnotes that follow the Summary Compensation Table. As noted, not all Named Executive Officers participate in each benefit. The benefits include personal use of Company aircraft for the Named Executive Officers and in some cases members of their families; an annual physical; a matching charitable gift program; life insurance benefits; financial planning assistance; payment for internet connections (which are generally used for business purposes, but may be used from time to time for personal reasons); and club memberships (which are generally used for business purposes, but may be used from time to time for personal reasons).

Compensation Policies Based on Certain Tax and Accounting Rules

Section 162 (m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Named Executive Officers serving on the last day of the year. Based on regulations issued by the IRS, we have taken the necessary actions to ensure the deductibility of payments under the annual incentive plan and the 2003 Stock Plan.

We view preserving tax deductibility as a contributing objective in establishing executive compensation. In specific instances we have authorized – and may continue to authorize from time to time — compensation arrangements that are not fully tax deductible, but which promote other important objectives of the Company. The Committee believes that all compensation paid for 2006 will be deductible for federal income tax purposes.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. SFAS 123R requires that the cost of an award, as determined on the date of grant at fair value, be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). The grant-date fair value of the stock option is estimated using the Black-Scholes option-pricing model. We adopted SFAS 123R on January 1, 2006. The Committee considers the impact of the expense associated with equity awards when making its option and restricted stock grants. The amount of the expense associated with the 2006 grants to Named Executive Officers is reflected in the Summary Compensation Table and in the Grants of Plan-Based Awards table.

The American Jobs Creation Act of 2004 materially changed the tax rules applicable to nonqualified deferred compensation arrangements, codified in Section 409A of the Internal Revenue Code (“Section 409A”). Section 409A provides that compensation deferrals under nonqualified deferred compensation plans, like the Company’s OTRP and SERSP, are currently counted as gross income for all taxable years to the extent that the amounts are not subject to a substantial risk of forfeiture and have not previously been included in gross income, unless certain requirements are met. While final regulations have not been published, the Company believes it is operating in good-faith compliance with the statutory provisions currently in effect, and that our plans have met all requirements, so that any compensation under the plans is properly deferred.

Governance

The oversight of our executive officer compensation program is performed by the Board of Directors’ Organization & Compensation Committee, with the advice and assistance of Cook and with input from management. Management’s role in the executive compensation process consists of:

•	Gathering and analyzing market data;
•	Evaluating executive competencies and contributions;
•	Recommending business performance targets and objectives;
•	Defining salary and equity program features and components;
•	Recommending compensation elements, levels and values of total compensation; and
•	Working with the Committee and its consultant in establishing the Committee meeting agendas.

For compensation matters regarding the Named Executive Officers other than the Chief Executive Officer, the Chief Executive Officer, in consultation with the Chief Human Resources Officer, makes recommendations to the Committee.

Organization & Compensation Committee.    All of the members of Humana’s Organization & Compensation Committee are independent, as defined by the NYSE, the SEC and the IRS. The current members of the Committee are Kurt J. Hilzinger, Chairman, W. Roy Dunbar, and James J. O’Brien. During 2006, the Committee met four times.

One of the primary responsibilities of the Committee is to review and approve executive officer compensation. The Committee operates pursuant to a charter which is reviewed and approved each year. The full text of the Committee charter may be viewed on our corporate website at www.humana.com.

Compensation Consultant.    Since August 2004, the Committee has retained Cook as an independent compensation consultant. Cook reports directly to the Committee and has provided assistance to the Committee in evaluating our executive compensation policy and programs. As the Committee’s consultant, Cook advises on the interpretation of various rules and regulations impacting executive compensation, reviews with the Committee management’s proposals and initiatives, provides certain data on competitive pay levels, and undertakes special projects on behalf of the Committee.

Summary

Humana operates in a highly competitive industry. Humana’s compensation program for executive officers supports the Company’s philosophy that compensation should be designed to challenge participants as well as reward them, resulting in superior performance for our stockholders. Consistent with our commitment to the highest ethical standards, Humana’s compensation philosophy is derived from our belief that dedication to our vision is a prerequisite for compensation that is market-based, competency-paced and contribution-driven.

We believe that the salaries, programs, policies and practices for 2006, as disclosed in the tables that follow this report, demonstrate that our compensation philosophy is tied to our Company’s performance and that the total mix of compensation provided to our Company’s executive officers, including Named Executive Officers, is consistent with this philosophy.

ORGANIZATION & COMPENSATION COMMITTEE REPORT

The Organization & Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2006 with management. In reliance on the reviews and discussions, the Organization & Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved the inclusion of this Compensation Discussion and Analysis in this Proxy Statement.

All members of the Organization & Compensation Committee of the Company whose names follow submit the foregoing report.

ORGANIZATION & COMPENSATION COMMITTEE

Kurt J. Hilzinger, Chairman

W. Roy Dunbar

James J. O’Brien

EXECUTIVE COMPENSATION

Executive Compensation of the Company

The following Summary Compensation Table shows the compensation earned for the time period served as an executive officer during the last fiscal year by: (1) the President and Chief Executive Officer, (2) the Chief Financial Officer, and (3) each of the three other highest compensated executive officers of the Company serving at December 31, 2006 (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)(2)	Non-Equity Incentive Plan Compensation ($) (g)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(4)	All Other Compensation ($) (i)(5)	Total ($) (j)
Michael B. McCallister, President & Chief Executive Officer(6)	2006	$900,000	—	—	$2,378,837	$1,552,419	$542,896	$424,461	$5,798,613
James H. Bloem, Senior Vice President & Chief Financial Officer & Treasurer	2006	$470,000	—	—	$829,068	$675,248	$2,490	$126,266	$2,103,072
James E. Murray, Chief Operating Officer	2006	$591,370	—	—	$1,144,017	$849,892	$—	$193,411	$2,778,690
Jonathan T. Lord, M.D. Senior Vice President & Chief Innovation Officer	2006	$485,000	$24,250	—	$742,979	$672,549	$—	$161,932	$2,086,710
Bruce J. Goodman, Senior Vice President & Chief Service & Information Officer	2006	$460,000	—	—	$767,007	$660,881	$143,497	$165,743	$2,197,128

(1)	Effective January 1, 2007, the salaries were increased to the following amounts:

Michael B. McCallister	$975,000
James H. Bloem	$510,000
James E. Murray	$630,000
Jonathan T. Lord, M.D.	$502,000
Bruce J. Goodman	$475,000

(2)	This column represents the amount of stock option expense recognized in 2006 which includes portions of awards granted in 2006, 2005 and 2004. Note 11 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2006, describes the consolidated assumptions used to determine the grant date fair value for overall Company options. The assumptions used for valuing the executive officers’ options as a group were as follows:

	2006	2005	2004
Weighted Average Fair Value at Grant Date	$19.95	$14.28	$10.68
Risk Free Interest Rate	4.6%	4.0%	3.6%
Expected Volatility	32.4%	40.0%	44.7%
Dividend Yield	N/A	N/A	N/A
Expected Option Life (Years)	5.1	5.7	6.7

(3)	For a discussion of the potential ranges that could have been paid, see the Grants of Plan-Based Awards table.

(4)

The amounts in this column reflect the change in the actuarial present value from December 31, 2005 to December 31, 2006 in the accrued OTRP benefit assuming commencement of such benefit would be deferred until age 65. The following key assumptions were used in the calculations and are consistent with the assumptions and methodologies used for purposes of financial accounting:

•	Discount rates as used for FAS 87 disclosure:

-	December 31, 2005 – 5.50%

-	December 31, 2006 – 5.75%

•	Pre-retirement mortality rates: None

•	Post-retirement mortality rates: 1983 Group Annuity Mortality Table for males and females

•	Retirement age: 65 years (OTRP’s earliest unreduced retirement age)

•	Form of payment: Life Annuity

•	Assumed return on HRSP and SERSP account balances which offset the OTRP: 8.00%

•	Factors for converting HRSP and SERSP account balances to life annuities:

-	8.00% Interest

-	1983 Group Annuity Mortality Table for males and females

Listed below are the OTRP benefits that the Named Executive Officers would have received had they voluntarily terminated as of December 31, 2006 and received an immediate lump sum payment. All of the participants, except Mr. Goodman, have elected a lump sum payment. The annual changes from the equivalent December 31, 2005 benefits have also been shown:

	December 31, 2006 Benefits	Difference between December 31, 2006 and December 31, 2005 Benefits
Michael B. McCallister	$6,259,997	$728,798
James H. Bloem	$360,470	$99,860
James E. Murray	$1,048,602	$161,007
Jonathan T. Lord, M.D.	$439,509	$86,325
Bruce J. Goodman	$139,297	$109,639

The primary reasons for the differences in these amounts are that the benefit included in the Summary Compensation Table and the Pension Benefits table assumes that (i) no additional benefit is accrued after December 31, 2006; (ii) the executive, by delaying commencement until age 65, would completely forego any OTRP early retirement subsidy (see narrative under Pension Benefits table); and (iii) that the HRSP and SERSP account balances would continue to grow with interest to age 65, thus greatly offsetting the OTRP benefit. The computational method used for purposes of both the Summary Compensation Table and the Pension Benefits table is consistent with financial accounting assumptions and methodologies, but with the SEC required change to assume that the executive will commence payments at age 65 rather than immediately upon termination.

No Named Executive Officer received preferential or above-market earnings on deferred compensation.

(5)	The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include: Company contributions to the SERSP and the HRSP; personal use of Company aircraft for the Named Executive Officers and in some cases members of their families; an annual physical; a matching charitable gift program; life insurance benefits; financial planning assistance; payment for internet connections (which are generally used for business purposes, but may be used from time to time for personal reasons); and club memberships (which are generally used for business purposes, but may be used from time to time for personal reasons).

Company Contributions to the SERSP (this amount is also listed in the Nonqualified Deferred Compensation table):

Michael B. McCallister	$222,515
James H. Bloem	$82,324
James E. Murray	$104,853
Jonathan T. Lord, M.D.	$87,042
Bruce J. Goodman	$81,200

Personal Use of Company Aircraft:    The costs of personal use of Company aircraft was based on the incremental costs to the Company.

Michael B. McCallister	$139,077
James H. Bloem	$0
James E. Murray	$41,917
Jonathan T. Lord, M.D.	$19,868
Bruce J. Goodman	$30,529

Matching Charitable Contributions:

Michael B. McCallister	$25,000
James H. Bloem	$19,500
James E. Murray	$19,375
Jonathan T. Lord, M.D.	$20,000
Bruce J. Goodman	$16,650

Financial Planning:

Michael B. McCallister	$11,223
James H. Bloem	$0
James E. Murray	$0
Jonathan T. Lord, M.D.	$12,386
Bruce J. Goodman	$12,470

Company Contributions to the Humana Retirement and Savings Plan:

Michael B. McCallister	$20,432
James H. Bloem	$20,432
James E. Murray	$20,432
Jonathan T. Lord, M.D.	$20,432
Bruce J. Goodman	$20,432

Club Memberships:

(Generally used for business purposes, but may be used from time to time for personal reasons)

Michael B. McCallister	$1,229
James H. Bloem	$0
James E. Murray	$5,784
Jonathan T. Lord, M.D.	$692
Bruce J. Goodman	$1,176

Other (Includes life insurance, cost of physicals, wellness incentives, internet usage).

Michael B. McCallister	$4,985
James H. Bloem	$4,010
James E. Murray	$1,050
Jonathan T. Lord, M.D.	$1,512
Bruce J. Goodman	$3,286

(6)	In September 2000, the Company entered into an agreement with Mr. McCallister (McCallister Agreement) covering his compensation as the Chief Executive Officer of the Company. The McCallister Agreement provides that Mr. McCallister’s base salary shall not be less than $650,000 and that his incentive compensation target percentage shall not be less than 125%. The McCallister Agreement also provides for payments in the event Mr. McCallister terminates his employment. For a description of these payment provisions see the Potential Payments Under Termination or Change in Control of the Company section herein.

As described in our Compensation Discussion and Analysis, based on the fair value of equity awards granted to the Named Executive Officers in 2006, the base salary represented approximately 19%; incentive compensation represented approximately 30%, and equity awards (long-term incentives) represented 51% of the total compensation as listed above.

The following table provides information about equity and non-equity (MIP) awards granted to the Named Executive Officers in 2006.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards N/A			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Grant Date(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k-1)	(k-2)	(l)
Michael B. McCallister	02/23/2006	—	—	—					150,000	$53.96	$54.02	$2,992,140
	01/01/2006	$675,000	$1,350,000	$1,575,000					—	—	—	—
James H. Bloem	02/23/2006	—	—	—					58,245	$53.96	$54.02	$1,161,848
	01/01/2006	$235,000	$470,000	$705,000					—	—	—	—
James E. Murray	02/23/2006	—	—	—					84,720	$53.96	$54.02	$1,689,961
	01/01/2006	$300,000	$600,000	$900,000					—	—	—	—
Jonathan T. Lord, M.D.	02/23/2006	—	—	—					47,655	$53.96	$54.02	$950,603
	01/01/2006	$242,500	$485,000	$727,500					—	—	—	—
Bruce J. Goodman	02/23/2006	—	—	—					47,655	$53.96	$54.02	$950,603
	01/01/2006	$230,000	$460,000	$690,000					—	—	—	—
(1)	The actual payment of incentive compensation is shown in the Summary Compensation Table. For EPS and membership objectives, there are threshold, target and maximum achievement payout levels that impact the final value of the award. Performance below the threshold yields no award. Ninety-three percent of the EPS goal and 95 percent of the membership goal must be achieved to reach its threshold; the threshold pays at 50 percent for all Named Executive Officers except Mr. McCallister whose pays at 75 percent. Achievement of the strategic goals cannot increase the award, but failure to reach one or more goals reduces the award. See the Compensation Discussion and Analysis contained herein for a discussion of incentive compensation for the Named Executive Officers.

(2)	The above options were all granted pursuant to the Company’s Amended and Restated 2003 Stock Incentive Plan (“2003 Plan”). The options are incentive stock options to the extent allowed by regulation and the balance are nonqualified stock options. The options vest and become exercisable in equal annual one-third installments from the date of grant. The above options expire seven years from the date of grant. In the event of a Change in Control of the Company, as defined in the 2003 Plan, all outstanding stock options become fully vested and immediately exercisable in their entirety. In addition, during the 60-day period following the Change in Control, any stock option (or portion thereof) may generally be surrendered for cancellation for a payment of the difference between the adjusted fair market value and option price as more fully described in the 2003 Plan. (See “Potential Payments under Termination or Change in Control of the Company” herein for a quantification of the acceleration of stock options upon a Change in Control.)

The options were granted by the Organization & Compensation Committee at a regularly scheduled meeting thereof.

The exercise price may be paid in cash or, at the discretion of the Organization & Compensation Committee, in Shares of common stock valued at the fair market value on the date of exercise or any combination thereof.

(3)	Options under the 2003 Plan cannot be granted at less than the Fair Market Value. The Fair Market Value, as defined in the 2003 Plan, is the average of the highest and lowest reported sales prices of the Company’s common stock in transactions reported on the NYSE on the grant date. The 2003 Plan was approved by the Company’s Board of Directors and by its stockholders.

In February 2007, the Named Executive Officers each received a stock option award having a seven-year term and vesting over a three-year period as follows:

Name	Number of Options
Michael B. McCallister	129,758
James H. Bloem	45,415
James E. Murray	67,042
Jonathan T. Lord, M.D.	38,062
Bruce J. Goodman	38,062

The options were awarded at the Fair Market Value on the date of grant of $62.10. The closing price on date of grant was $62.31.

The following table provides information on the stock option holdings as of December 31, 2006 for the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards						Stock Awards(12)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (12) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) N/A (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) N/A (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A (j)
Michael B. McCallister	21,852	—		$15.5938	01/15/08	(1)
	24,806	—		$19.2500	01/15/09	(2)
	100,000	—		$7.4688	11/18/09	(3)
	125,521	—		$6.9063	02/11/10	(4)
	83,334	166,666		$32.7000	02/24/12	(5)
	34,610	—		$12.9950	03/13/12	(6)
	189,201	—		$9.2600	03/13/13	(7)
	133,334	66,666		$21.2750	02/24/14	(8)
	-0-	150,000		$53.9600	02/23/13	(9)
James H. Bloem	46,667	23,333		$21.2750	02/24/14	(8)
	26,667	53,333		$32.7000	02/24/12	(11)
	-0-	58,245		$53.9600	02/23/13	(9)
James E. Murray	22,800	—		$15.5938	01/15/08	(1)
	30,000	—		$19.2500	01/15/09	(2)
	100,000	—		$7.4688	11/18/09	(3)
	36,667	73,333		$32.7000	02/24/12	(5)
	20,000	—		$12.9950	03/13/12	(6)
	50,000	—		$9.2600	03/13/13	(7)
	56,667	28,333		$21.2750	02/24/14	(8)
	-0-	84,720		$53.9600	02/23/13	(9)
Jonathan T. Lord, M.D.	25,000	50,000		$32.7000	02/24/12	(5)
	14,610	—		$12.9950	03/13/12	(6)
	46,667	23,333		$21.2750	02/24/14	(8)
	-0-	47,655		$53.9600	02/23/13	(9)
Bruce J. Goodman	13,692	—		$11.6250	04/12/09	(10)
	26,667	53,333		$32.7000	02/24/12	(11)
	5,799	—		$9.2600	03/13/13	(7)
	20,567	23,333		$21.2750	02/24/14	(8)
	-0-	47,655		$53.9600	02/23/13	(9)

(1)	Options granted on 09/17/98 pursuant to the Company’s 1996 Stock Incentive Plan; fully vested

(2)	Options granted on 01/15/99 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested

(3)	Options granted on 11/18/99 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested

(4)	Options granted on 02/11/00 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested

(5)	Options granted on 02/24/05 pursuant to the Company’s 2003 Stock Incentive Plan, shares will partially vest one third every year for three years, with full vesting on 02/24/08

(6)	Options granted on 03/13/02 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested

(7)	Options granted on 03/13/03 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested

(8)	Options granted on 02/24/04 pursuant to the Company’s 2003 Stock Incentive Plan, shares will partially vest one third every year for three years, with full vesting on 02/24/07

(9)	Options granted on 02/23/06 pursuant to the Company’s 2003 Stock Incentive Plan, shares will partially vest one third every year for three years, with full vesting on 02/24/09

(10)	Options granted on 04/12/99 pursuant to the Company’s 1996 Stock Incentive Plan; fully vested

(11)	Options granted on 02/24/05 pursuant to the Company’s 1996 Stock Incentive Plan, shares will partially vest one third every year for three years, with full vesting on 02/24/08

(12)	No Named Executive Officer had any unearned options or any stock awards as of December 31, 2006.

Option Exercises and Stock Vested

The following table provides information on the stock options exercised by the Named Executive Officers in 2006.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#)(2) (d)	Value Realized on Vesting ($) (e)
Michael B. McCallister	592,630	$25,878,792
James H. Bloem	90,638	$4,163,052
James E. Murray	71,605	$3,591,077
Jonathan T. Lord, M.D.	87,108	$4,677,202
Bruce J. Goodman	119,226	$5,124,273

(1)	The Value Realized on Exercise is based on the difference between the Fair Market Value of the Company’s common stock as reported by the New York Stock Exchange Composite System and the exercise price of the options on the date of exercise. Options exercised may or may not have been sold by a particular Named Executive Officer, and the inclusion in this table of such information should not be understood to imply that such Named Executive Officer is or was in actual receipt of such monies.

(2)	No Named Executive Officer received any stock awards in 2006.

Pension Benefits

The Company’s OTRP is a nonqualified, unfunded defined benefit plan providing supplemental retirement benefits to each elected Company officer, including the Named Executive Officers, and other designated key employees. There are currently 19 participants in the OTRP. For information on the Company’s nonqualified, defined contribution plan, see the Nonqualified Deferred Compensation table herein. The Company’s plans are designed so that taken together, the OTRP, the retirement account of the HRSP, and the SERSP when added to any benefits from Social Security, will provide a benefit equal to 50% of the participant’s Average Participating Compensation (“APC”) for an executive who retires at age 65 with at least 30 years of service with the Company. The OTRP benefit is based on the APC as defined in the OTRP to mean the average of the highest three years of the last five years determined by the total of January 1st base salary rate and incentive compensation for each year. The present value of the accumulated benefits shown below, calculated for each Named

Executive Officer, is based upon the accrued benefit as of December 31, 2006 assuming the executive would defer commencement until age 65. The present value is net of any benefits to be received under the retirement account of the HRSP, the supplemental retirement account of the SERSP and Social Security.

A participant may elect the following forms of payment:

a)	A monthly income payable for 60, 120,180 or 240 payments guaranteed. Upon a participant’s death, any remaining benefit will be payable to the participant’s beneficiaries;

b)	A monthly income payable for the lifetime of a participant, with one-half of such amount continuing to the participant’s spouse after the participant’s death, for the lifetime of the spouse;

c)	A single sum payment to the participant. The single sum is determined based upon an 8.0% interest rate and the 1983 Group Annuity Mortality Table for males and females; or

d)	Any other form of payment which is actuarially equivalent and is approved by the Organization & Compensation Committee.

In the Company’s experience to date, the most common form of payment under the OTRP has been a lump sum payment.

Four of the Named Executive Officers have elected a lump sum payment at date of termination. Mr. Goodman has not yet made an election as to form of payment.

The Company believes that by providing this benefit, an executive can devote his or her time to the operation of the Company without being distracted by concerns regarding future retirement benefits. The Company also believes that this pension plan allows it to provide benefits that engage the type of individuals required to succeed in the competitive health benefits industry.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($)(1) (d)	Payments During Last Fiscal Year ($) (e)
Michael B. McCallister	OTRP	30	$2,453,184	$0
James H. Bloem	OTRP	6	$2,490	$0
James E. Murray	OTRP	17	$0	$0
Jonathan T. Lord, M.D.	OTRP	7	$0	$0
Bruce J. Goodman	OTRP	8	$143,497	$0

(1)	The amounts in this column reflect the present value of the December 31, 2006 accrued OTRP benefit assuming commencement of such benefit would be deferred until age 65. For the assumptions used in making this calculation, see the footnotes to the Summary Compensation Table.

Listed below are the OTRP benefits that the Named Executive Officers would have received had they voluntarily terminated as of December 31, 2006 and received an immediate lump sum payment. All of the executives, except Mr. Goodman, have elected a lump sum. (Also see the footnotes accompanying the Summary Compensation Table):

December 31, 2006 Balance
Michael B. McCallister	$6,259,997
James H. Bloem	$360,470
James E. Murray	$1,048,602
Jonathan T. Lord, M.D.	$439,509
Bruce J. Goodman	$139,297

Mr. Goodman is 65 years of age, and therefore, is eligible for the Normal Retirement Benefits described above. The difference between the $139,297 (shown above) and the $143,497 (shown in the Pension Benefits table) for Mr. Goodman is that the financial accounting assumptions used a life income form of payment rather than a lump sum.

If a Named Executive Officer retires before age 55, the OTRP provides that the benefit should be calculated as if the individual were age 55. In the case of retirement prior to age 65, for every year before Normal Retirement Age, the target benefit is reduced by 2% up to a maximum of 20%.

As of December 31, 2006, the ages of the other Named Executive Officers are as follows: Mr. McCallister — 54, Mr. Bloem — 56, Mr. Murray — 53, and Dr. Lord — 52. All four are eligible for the Early Retirement Benefit described and shown in the narrative above.

Nonqualified Deferred Compensation

The following table provides information on the SERSP contributions and earnings for the Named Executive Officers in 2006.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)(1)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Michael B. McCallister	$0	$222,515	$77,571	$0	$1,600,389
James H. Bloem	$0	$82,324	$19,656	$0	$306,006
James E. Murray	$0	$104,853	$35,737	$0	$1,250,724
Jonathan T. Lord, M.D.	$0	$87,042	$21,491	$0	$385,093
Bruce J. Goodman	$0	$81,200	$15,987	$0	$569,030

(1)	The amounts listed above under Registrant Contributions in Last Fiscal Year (column c) are also included under the All Other Compensation column of the Summary Compensation Table herein.

The Company has a qualified combined retirement plan and 401(k) plan, the HRSP, and a nonqualified, defined contribution plan, the SERSP. The Internal Revenue Code imposes limitations on the contributions that may be made to a qualified plan, like our HRSP. For 2006, any employee who earned more than $100,000 is limited in the amount that can be contributed to the Pretax Savings Account of the HRSP. Additionally, once an individual is paid $220,000 in compensation, both individual and Company contributions to the Pretax Savings Account of the

HRSP must cease. Any Company matching contributions that would have been made to the Pretax Savings Account of the HRSP are credited to the Supplemental Pretax Savings Account of the SERSP. If the amount to be credited to the SERSP is less than $800 annually, it will be paid to the individual.

Additionally, in 2006, any earnings over $220,000 are excluded when determining retirement benefits as a percentage of income. Any Company contributions that would have been made to the retirement account of the HRSP due to this limitation are credited to the Supplemental Retirement Account of the SERSP.

The benefits accrued under the SERSP are those Company contributions that cannot be made to the qualified HRSP because of the IRS limitations. The maximum percentage of compensation (base salary and incentive compensation) that can be contributed by a highly compensated employee to the HRSP is 8% for 2006. The Company matches up to 50% of the first 6% of employee salary deferrals. Accruals under the SERSP, which is unfunded, are deemed to be invested generally in the same investment vehicles selected by participants for their qualified plan funds in the HRSP. Once each year, as of December 31, the SERSP is rebalanced to match the funding distribution in the HRSP. For executive officers of the Company, including the Named Executive Officers, the Humana stock fund is excluded from the annual rebalance due to restrictions governing transfers of Company stock in a non-qualified plan. Benefits are distributable upon termination of employment, death, total disability, retirement or a Change in Control of the Company. Distribution of benefits may take the form of a lump sum, periodic installments not to exceed twenty (20) years if the SERSP balance exceeds $25,000; or an annuity if the SERSP balance exceeds $25,000. (See also the Pension Benefits table herein for additional information concerning retirement benefits.)

During 2006, four of the Named Executive Officers have elected a lump sum payment at date of termination. Mr. Goodman has not yet made an election as to form of payment.

Potential Payments Under Termination or Change in Control of the Company

The Named Executive Officers would each receive certain payments upon termination from the Company which vary in amount depending on the reason for termination. Each Named Executive Officer would also receive a specified payment in connection with a Change in Control of the Company. The table below provides dollar amounts for all potential payments that would be paid by the Company to each Named Executive Officer under various scenarios involving either a termination or a Change in Control. The amounts disclosed assume the Named Executive Officer’s termination under various scenarios occurred on December 29, 2006. The closing market price of Humana Common stock was $55.31 on December 29, 2006, the last trading day of the year. Mr. McCallister’s payments generally are governed by his Employment Agreement. The other Named Executive Officers’ payments are governed by the various agreements or arrangements described in the footnotes to the table. The timing of the payments described below to the Named Executive Officers may also be subject to the provisions of Section 409A which may delay payment.

Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement (d)	Death or Disability(6) (e)	Change in Control (4) (f)
Michael B. McCallister(1)
• Severance	$900,000	$1,800,000	$0	$0	$1,800,000	$6,187,500
• Life, Health & Other Benefits(6)	10,980	10,980	0	10,980	10,980	22,509
• Stock Options (accelerated)(3)	0	6,239,796	0	0	6,239,796	6,239,796
• Excise Tax Gross up(7)	0	0	0	0	0	2,523,484

Subtotal: Termination Related Payments	$910,980	$8,050,776	$0	$10,980	$8,050,776	$14,973,289

• Stock Options (vested)(3)	29,221,616	29,221,616	0	29,221,616	29,221,616	29,221,616
• Officers’ Target Retirement Plan(5)	6,259,997	6,259,997	0	6,259,997	6,341,041	6,259,997
• Supplemental Retirement Plan(5)	1,600,389	1,600,389	1,600,389	1,600,389	1,600,389	1,600,389

Subtotal: Currently Vested Amounts	$37,082,002	$37,082,002	$1,600,389	$37,082,002	$37,163,046	$37,082,002

Mr. McCallister’s Totals	$37,992,982	$45,132,778	$1,600,389	$37,092,982	$45,213,822	$52,055,291

James H. Bloem
• Severance(2)	$0	$705,000	$0	$0	$0	$1,762,500
• Life, Health & Other Benefits(6)	8,289	8,289	0	8,289	8,289	16,992
• Stock Options (accelerated)(3)	0	0	0	0	2,078,629	2,078,629

Subtotal: Termination Related Payments	$8,289	$713,289	$0	$8,289	$2,086,918	$3,858,121

• Stock Options (vested)(3)	2,191,252	2,191,252	0	2,191,252	2,191,252	2,191,252
• Officers’ Target Retirement Plan(5)	360,470	360,470	0	360,470	453,773	360,470
• Supplemental Retirement Plan(5)	306,006	306,006	306,006	306,006	306,006	306,006

Subtotal: Currently Vested Amounts	$2,857,728	$2,857,728	$306,006	$2,857,728	$2,951,031	$2,857,728

Mr. Bloem’s Totals	$2,866,017	$3,571,017	$306,006	$2,866,017	$5,037,949	$6,715,849

James E. Murray
• Severance(2)	$0	$900,000	$0	$0	$0	$2,250,000
• Life, Health & Other Benefits(6)	9,241	9,241	0	9,241	9,241	18,944
• Stock Options (accelerated)(3)	0	0	0	0	2,736,745	2,736,745

Subtotal: Termination Related Payments	$9,241	$909,241	$0	$9,241	$2,745,986	$5,005,689

• Stock Options (vested)(3)	12,677,951	12,677,951	0	12,677,951	12,677,951	12,677,951
• Officers’ Target Retirement Plan(5)	1,048,602	1,048,602	0	1,048,602	1,128,802	1,048,602
• Supplemental Retirement Plan(5)	1,250,724	1,250,724	1,250,724	1,250,724	1,250,724	1,250,724

Subtotal: Currently Vested Amounts	$14,977,277	$14,977,277	$1,250,724	$14,977,277	$15,057,477	$14,977,277

Mr. Murray’s Totals	$14,986,518	$15,886,518	$1,250,724	$14,986,518	$17,803,463	$19,982,966

Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement (d)	Death or Disability(6) (e)	Change in Control (4) (f)
Jonathan T. Lord, MD
• Severance(2)	$0	$727,500	$0	$0	$0	$1,818,750
• Life, Health & Other Benefits(6)	8,194	8,194	0	8,194	8,194	16,797
• Stock Options (accelerated)(3)	0	0	0	0	1,988,973	1,988,973

Subtotal: Termination Related Payments	$8,194	$735,694	$0	$8,194	$1,997,167	$3,824,520

• Stock Options (vested)(3)	2,771,783	2,771,783	0	2,771,783	2,771,783	2,771,783
• Officers’ Target Retirement Plan(5)	439,509	439,509	0	439,509	518,853	439,509
• Supplemental Retirement Plan(5)	385,093	385,093	385,093	385,093	385,093	385,093

Subtotal: Currently Vested Amounts	$3,596,385	$3,596,385	$385,093	$3,596,385	$3,675,729	$3,596,385

Dr. Lord’s Totals	$3,604,579	$4,332,079	$385,093	$3,604,579	$5,672,896	$7,420,905

Bruce J. Goodman
• Severance(2)	$0	$690,000	$0	$0	$0	$1,725,000
• Life, Health & Other Benefits(6)	0	0	0	0	0	0
• Stock Options (accelerated)(3)	0	0	0	0	2,064,332	2,064,332

Subtotal: Termination Related Payments	$0	$690,000	$0	$0	$2,064,332	$3,789,332

• Stock Options (vested)(3)	2,168,118	2,168,118	0	2,168,118	2,168,118	2,168,118
• Officers’ Target Retirement Plan(5)	139,297	139,297	0	139,297	345,017	139,297
• Supplemental Retirement Plan(5)	569,030	569,030	569,030	569,030	569,030	569,030

Subtotal: Currently Vested Amounts	$2,876,445	$2,876,445	$569,030	$2,876,445	$3,082,165	$2,876,445

Mr. Goodman’s Totals	$2,876,445	$3,566,445	$569,030	$2,876,445	$5,146,497	$6,665,777

(1) McCallister Employment Agreement

In September 2000, the Company entered into an agreement with Mr. McCallister (“McCallister Agreement”) pursuant to which he: 1) serves as President and Chief Executive Officer of the Company at an annual base salary in an amount not less than $650,000; 2) participates in an incentive plan providing for a target incentive compensation amount of not less than 125% of his base salary; and 3) is eligible for participation in all benefit plans and programs made available by the Company for its executive employees.

If the McCallister Agreement is terminated for failure by Mr. McCallister to perform his duties, the election by the Company to simply not renew the McCallister Agreement, or due to Mr. McCallister’s death or disability, the Company will pay to him or his estate no later than 30 calendar days after such termination date (or such later date as may be required by Section 409A), an amount equal to any unpaid current annual base salary accrued through the date of termination and a prorated bonus calculated on the basis of 100% of base salary, plus a severance amount equal to his annual base salary plus bonus calculated at 100% of his base salary . The amount of such payment due is set forth in the table above under “Involuntary Termination without Cause.” He is also entitled to continued coverage under the Company’s life, health and disability plans for a 12-month period upon the same terms and costs for other employees of the Company. Additionally, all of Mr. McCallister’s stock options shall become fully vested and shall be exercisable for a two-year period following his termination, not to exceed the original term of the option. The value — meaning the difference between the amount Mr. McCallister would pay to obtain shares upon exercise and the fair value of those shares — of Mr. McCallister’s unexercised options at December 29, 2006, is based on the closing price of $55.31.

In the McCallister Agreement, failure to perform as used above is defined to mean:

“…that Employee has failed to perform on a prolonged basis, where such failure is considered to be substantial and where corporate performance expectations have been previously agreed upon with the Employee on an annual basis. Further, the failure to perform must be because of things considered to be within the reasonable control of the Employee, generally of an operating or strategic nature, and excluding performance primarily resulting from things clearly beyond the reasonable control of Employee, such as the following:

(A)	drop in the Company’s stock share price as a result of an overall market correction,

(B)	severe national economic conditions, or

(C)	adverse problems intrinsic to the Company’s industry.”

In the McCallister Agreement, “Good Cause” is defined to mean “the Company’s Board has determined in good faith, without being bound by the Company’s progressive discipline policy for employees:

(1) that Employee has engaged in acts or omissions against the Company or any of its subsidiaries constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or misfeasance; or

(2) that Employee has been arrested or indicted in a possible criminal violation involving fraud or dishonesty; or

(3) that Employee has intentionally and in bad faith acted in a manner which results in a material detriment to the assets, business or prospects of the Company or any of its subsidiaries.”

In the event that Mr. McCallister’s Agreement is terminated for Good Cause as defined above, the Company would pay to Mr. McCallister no later than 30 calendar days after such termination date (or such later date as may be required by Section 409A), an amount equal to his then current base salary earned but not yet paid. Mr. McCallister would forfeit all outstanding options or restricted shares pursuant to the Stock Plans.

In the event of termination of employment because Mr. McCallister gives notice of termination of the McCallister Agreement, or because Mr. McCallister voluntarily terminates his employment during the Employment Period, then the Company shall pay to Mr. McCallister no later than 30 calendar days after such termination date (or such later date as may be required by Section 409A), an amount equal to his then current base salary, and any bonus payable shall be prorated. He shall have two years to exercise any vested options, but in no event beyond the expiration date. The spread on his vested, unexercised options at December 29, 2006, is based on the closing price of $55.31. He is also entitled to continue his coverage for a 12-month period under the Company’s life, health and disability plans upon the same terms and costs for other similarly situated employees of the Company.

In the event of termination of employment following a Change in Control of the Company, as defined in the McCallister Agreement, then Mr. McCallister shall receive: 1) his full base salary earned but not yet paid through the termination date at the greater of the rate in effect at the time of the Change in Control or the Termination Date (“Higher Annual Base Salary”), plus a prorated bonus calculated at 125% of his Higher Annual Base Salary; 2) an amount equal to two and one-half times the sum of the Higher Annual Base Salary plus the maximum target incentive compensation which could have been earned; 3) continued coverage for a two-year period, at the Company’s expense, under all life, health, dental, accidental death and dismemberment and disability insurance; and 4) a gross up amount for any payments that constitute an excess parachute payment as defined in the Internal Revenue Code of 1986, as amended. Additionally, all of Mr. McCallister’s stock options shall become fully vested and shall be exercisable for a two-year period following his termination, but in no event beyond the expiration date. The value of Mr. McCallister’s unexercised options is based on the excess of the closing price of Humana Inc. common stock at December 29, 2006 of $55.31, over the exercise price.

For the payment of benefits to Mr. McCallister under the Company’s pension plans, see the discussion below under “Pension and Retirement Plans.”

The McCallister Agreement also contains provisions not to compete or solicit for a 12-month period following termination. The McCallister Agreement generally may be terminated by either party giving written notice at least sixty (60) days prior to December 31 of each year.

(2) Severance Policy

The Company’s executive officer severance policy (“Severance Policy”) was adopted in 1999. This policy covers all of the Named Executive Officers, except for Mr. McCallister, whose payments are covered by the McCallister Agreement described above. Under the Severance Policy, an executive officer involuntarily terminated for reasons not meeting the definition of good cause will receive one year’s base salary plus one additional month’s base salary for each of the first six full years of service up to a maximum of eighteen months base pay. Since all of the Named Executive Officers have at least six years of service with the Company, each would receive eighteen months of base pay. The terminated executive officer would remain eligible to receive prorated incentive compensation to be paid at the normal time after year end, provided plan targets and other plan provisions were met. Since the calculations below assume a December 29, 2006 termination, incentive compensation would be paid for the full year; however, the incentive compensation amount is not included in the table above. For the incentive compensation earned for 2006 see the Summary Compensation Table herein.

In connection with reviewing any severance payments described above that are made to a Named Executive Officer by the Company, the Named Executive Officer would be required to enter into a written agreement that would forbid him from competing with the Company for a period of twelve months. Such an agreement would also contain other provisions intended to prohibit the Named Executive Officer from making any disparaging remarks about the Company, and would also have clauses regarding cooperation and specific enforcement.

(3) Stock Option Agreements

At December 31, 2006, the Named Executive Officers have stock options, but no restricted stock, outstanding under the Company’s 1996 and 2003 Stock Incentive Plans (collectively “Stock Plans”). Under the Stock Plans, upon a voluntary termination for reasons not having to do with Cause, as defined below, each Named Executive Officer would have 90 days to exercise any vested options, but in no event beyond the expiration date. In the event of Retirement, each Named Executive Officer would have two years to exercise any vested options, but in no event beyond the expiration date. Any unvested stock options would be forfeited. At December 31, 2006, the Named Executive Officers had vested options with a spread based on the December 29, 2006 closing price of $ 55.31 as set forth in the table.

Under the Stock Plans, in the event of death or Disability of a Named Executive Officer, all outstanding options shall become immediately exercisable in full and the Named Executive Officer, or his estate or representative shall have two years to exercise the options regardless of the expiration date. At December 31, 2006, the Named Executive Officers had options with a spread based on the December 29, 2006 closing price of $55.31 as set forth in the table.

Under the Stock Plans, in the event of termination for Cause, all options are forfeited for all Named Executive Officers, including Mr. McCallister, regardless of whether the options are vested. Cause is defined as “a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.”

In the event of a Change in Control, all options shall become immediately exercisable in full. If a Named Executive Officer is terminated (except for Cause) within three years of the Change in Control, the Named Executive Officer shall have two years to exercise these options, but in no event beyond the expiration date. See the amounts as set forth in the table under “Change in Control.”

Alternatively, a Named Executive Officer, would be permitted to surrender for cancellation within 60 days after a Change in Control, any unexercised option or a portion of an unexercised option and would be entitled to receive a payment in an amount equal to the difference between the greater of the Fair Market Value on the date of surrender or the Adjusted Fair Market Value, and the option exercise price, times the number of shares under option so surrendered. The Adjusted Fair Market Value means, in the event of a Change in Control, the greater of (a) the highest price per share paid to stockholders in the transaction resulting in the Change in Control, or (b) the highest Fair Market Value of a share of Company stock during the 90 day period ending on the date of a Change in Control. The highest price of the Company’s stock in the 90 day period preceding December 29, 2006 was $67.81. The table set forth below presents the incremental value assuming that each Named Executive Officer surrenders all outstanding options at December 29, 2006, for the Adjusted Fair Market Value.

Named Executive Officer	Value of all Vested Options at December 29, 2006	Value of all Unvested Options at December 29, 2006	Incremental Value due to Adjusted Fair Market Value	Total
Michael B. McCallister	$29,221,616	$6,239,796	$13,699,875	$49,161,287
James H. Bloem	$2,191,252	$2,078,629	$2,603,062	$6,872,943
James E. Murray	$12,677,951	$2,736,745	$6,281,500	$21,696,196
Jonathan T. Lord, M.D.	$2,771,783	$1,988,973	$2,590,813	$7,351,569
Bruce J. Goodman	$2,168,118	$2,064,332	$2,388,075	$6,620,525

(4) Change in Control Benefits

The Company has entered into agreements with all executive officers, including Mr. Bloem, Mr. Murray, Dr. Lord, and, Mr. Goodman, as well as certain key management employees, which for a two-year period following a Change in Control of the Company, as defined in the agreements provide certain benefits upon termination. Such termination may be involuntary or may be due to a resignation as a result of a change in responsibilities or compensation. Under these agreements, these individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary, and the maximum incentive compensation payable to him or her, by a multiple ranging from one to one and one-half. Mr. Bloem, Mr. Murray, Dr. Lord, and Mr. Goodman would each receive a payment in the amount of one and one-half times the sum of their base salary and maximum bonus, in the event of a Change in Control. Assuming a Change in Control had occurred at December 29, 2006, the payments set forth in the table above would have been made within ten days of the termination event, (or such later date as may be required by Section 409A) by the surviving company in the Change in Control.

In addition, in the event of a Change in Control generally all Company options and restricted stock would immediately vest. See the discussion herein under “Stock Option Agreements.”

Under the Change in Control Agreement, each Named Executive Officer is entitled to receive all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the Employee and/or the Employee’s dependents and beneficiaries participated immediately prior to the date of termination. These benefits shall continue until the earlier of (a) the second anniversary of the date of termination, (b) the effective date of coverage under equivalent benefits from a new employer, or (c) the death of the Named Executive Officer. These benefits are valued at the amounts listed in the table above.

The amounts payable under the Change in Control Agreements would be payable by the entity that survived Humana in the Change in Control.

(5) Pension and Retirement Plans

In the event of normal retirement, each Named Executive Officer would receive the accrued benefits under the OTRP disclosed in the Pension Benefits table herein. Under the OTRP, “Normal Retirement Date” shall mean the first day of the month coinciding with or immediately following the Participant’s 65th birthday.

Under the OTRP, in the event of death, each Named Executive Officer would receive an amount that was not reduced by the Primary Insurance Amount. The Primary Insurance Amount is the monthly amount of old-age benefits payable to a Participant commencing at the Participant’s unreduced Social Security retirement age. The amount will be calculated based on the Social Security Act in effect as of the date of calculation, without regard to any dependent benefits. The Named Executive Officers would receive the OTRP benefits set forth in the table above.

In the event a participant, including the Named Executive Officers, is terminated due to Cause, which is defined in the OTRP as the commission of theft, fraud, or criminal acts against the Company, no benefits are payable under the OTRP.

The SERSP balances described in the Nonqualified Deferred Compensation table herein in would be paid to the Named Executive Officers.

In the event of early or normal retirement, each Named Executive Officer would receive his accrued benefits under the OTRP and SERSP disclosed in the narrative following the Pension Benefits table and in the Nonqualified Deferred Compensation table together with his HRSP benefit. The HRSP is a qualified combined retirement and 401(k) plan generally available to all Humana associates. The amounts below include both the individual’s contribution and the Company’s contributions. At December 31, 2006, the benefits accrued under the HRSP for the Named Executive Officers are as follows:

Michael B. McCallister	$2,477,416
James H. Bloem	$267,911
James E. Murray	$1,230,378
Jonathan T. Lord, M.D.	$255,184
Bruce J. Goodman	$634,396

The HRSP amounts are payable under various forms of distribution, the specific form to be elected by the participant. The forms of distribution are a single lump sum in cash or Humana stock (if invested in the Humana common stock fund); substantially equal monthly, quarterly, or annual installments for a period of 5, 10, 15 or 20 years not to exceed the life expectancy of the participant, or the joint and last survivor expectancy of the participant and a designated beneficiary; a life annuity paid monthly or quarterly; or a life annuity paid monthly or quarterly with guaranteed payments for a period of 5, 10, 15 or 20 years.

(6) Life, Health and Other Benefits

All officers elected by the Board of Directors, including the Named Executive Officers, generally receive health benefits upon termination for themselves and their eligible dependents until the earlier of attainment of age 65 or obtaining other coverage. In the event of death, the estate of each Named Executive Officer, except Mr. Goodman who chose an alternate payment, is entitled to receive a benefit in the amount of three times the current base salary of the officer. As of December 31, 2006, the amount payable under such death benefit, which is not included in the table above, is as follows for our Named Executive Officers: Mr. McCallister: $2,700,000; Mr. Bloem: $1,410,000; Mr. Murray: $1,800,000; and Dr. Lord: $1,455,000. Mr. Goodman has chosen a death benefit of $50,000.

(7) Tax Gross Up Payments

Mr. McCallister is the only Named Executive Officer having an arrangement in place with the Company that provides for a “tax gross up” payment, and even then only in the context of a Change in Control. In the event of a Change in Control, the Company will pay Mr. McCallister’s excise taxes due under Section 280G of the Internal Revenue Code, if any, with respect to payments made to him for such a Change in Control. If Mr. McCallister opted to surrender for cancellation all of his vested and unvested options for the Adjusted Fair Market Value of a share of Company stock during the 90 day period ending on the date of a Change in Control, as described in footnote 3 above, then the related tax gross up amount, based on an assumed value of $67.81, would be $9,373,422.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Board of Directors has determined that there are no material transactions involving an executive officer or director of the Company, other than described below. For a discussion of the transactions reviewed, please see the discussion under “Independent Directors” herein.

The Board of Directors has adopted a policy for review, approval and monitoring of transactions involving the Company and directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock. The policy covers any related person transaction that meets the minimum threshold for disclosure under the SEC’s regulations. The Related Party Transaction Approval Policy may be viewed on our web site at www.humana.com – Investor Relations –View Website – Corporate Governance.

A brother-in-law of Mr. Murray is employed as a Director, Service Operations in the Medicare Reconciliation Department. This individual received a salary and incentive of less than $150,000 for 2006, and received benefits consistent with those provided to other employees with equivalent qualifications and responsibilities.

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains plans under which options to purchase our common stock and under which awards of restricted stock may be made to officers, directors, key employees and consultants. Options are granted at the average market price on the date of grant. Exercise provisions vary, but most options vest in whole or in part from one to three years from date of grant and expire seven to ten years after date of grant.

Information concerning stock option awards, and number of securities remaining available for future issuance under our equity compensation plans in effect as of December 31, 2006 follows:

Column	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(2)	7,154,963	$26.3963	12,190,484(1)
Equity compensation plans not approved by security holders(3)	131,048	$11.0321	0
Total	7,286,011	$26.1200	12,190,484

(1)	Of the number listed above, 7,170,873 can be issued as Restricted Stock at December 31, 2006 (giving effect to the provision that one restricted share is equivalent to 1.7 stock options). Through March 5, 2007, 1,502,596 stock options and restricted stock awards were granted. After cancellations and giving affect to the provision that one restricted share is equivalent to 1.7 stock options, 10,377,064 shares remain available for future awards of stock options or 6,100,709 shares remain available for future awards of restricted stock under the 2003 Stock Incentive Plan.

(2)	The above table does not include awards of Shares of Restricted Stock. For information concerning these awards, see “Footnote 11 — Employee Benefit Plans” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	The material features of the plan are described below.

Non-Qualified Stock Option Plan for Employees

On September 9, 1999, the Board of Directors adopted the Humana Inc. Stock Option Plan for Employees (the “1999 Plan”). The Board of Directors determined that no further awards would be made under the 1999 Plan as of December 31, 2002.

The 1999 Plan authorized the grant of non-qualified stock options to eligible employees of the Company or its Subsidiaries. Executive Officers and Directors were not eligible to participate in the 1999 Plan.

The 1999 Plan was intended to provide incentives and rewards for employees (i) to support the implementation of the Company’s business and human resource strategies and the achievement of its goals, and (ii) to align the interests of employees with those of the Company’s stockholders.

The 1999 Plan is administered by the Organization & Compensation Committee of the Company’s Board of Directors.

The maximum number of Shares of common stock that could be awarded under the 1999 Plan was 1,700,000. The maximum number of shares that could be awarded to any individual was 15% of the Shares of common stock authorized under the 1999 Plan.

Only non-qualified stock options could be granted under the 1999 Plan.

Generally, in the event of a Change in Control of the Company, as defined in the 1999 Plan, all outstanding stock options become fully vested and immediately exercisable in their entirety.

For federal income tax purposes, no income is recognized by a participant upon the grant of a non-qualified stock option under the 1999 Plan. Upon the exercise of an option, however, compensation taxable as ordinary income is realized by the participant in an amount equal to the excess of the fair market value of a share of the common stock on the date of such exercise over the exercise price. The taxable income resulting from the exercise of an option granted to an employee constitutes wages subject to the withholding of income taxes. Accordingly, the Company is required to make whatever arrangements are necessary to collect the amount of tax required to be withheld. The employee’s income as reported on the Form W-2 will include the stock option exercise.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company currently is comprised of four directors. All members are independent and financially literate as defined in the New York Stock Exchange listing standards. The Board of Directors has determined that Messrs. D’Amelio, Hilzinger, Robbins, and Dr. Reynolds, each meet the definition of “financial expert.” The Board of Directors has adopted a written charter for the Committee.

The Audit Committee reviews Humana’s financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2006 with Humana’s management and its independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”). Management is responsible for the financial statements and the reporting process, including its assessment of the Company’s internal control over financial reporting. PwC is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. Management has represented to PwC and the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with PwC, the auditors’ independence from Humana and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

During 2006, the Audit Committee met independently with the Director of Internal Audit, key members of management, and PwC regarding the Company’s business and current and planned audit activities. The Audit Committee, in consultation with management, Internal Audit, and PwC reviewed quarterly financial statements and earnings releases of the Company. The Audit Committee reviewed the annual financial statements of the Company. Audit Committee members individually reviewed monthly operating and financial information of the Company as well as internal audits of controls over operations, financial processes, and compliance with laws and regulations.

The Audit Committee reviewed and evaluated the relevant requirements of the Sarbanes-Oxley Act of 2002, the rules of the U.S. Securities and Exchange Commission and the listing standards of the New York Stock Exchange regarding audit committee procedures and responsibilities, including a review of the internal controls and procedures of the Company.

The Audit Committee reviewed and approved the services provided by PwC to Humana consisting of the following:

	For The Years Ended December 31
	2006	2005
Audit Fees	$4,694,621	$4,427,627
Audit Related Fees	140,937	480,254
Tax Services	35,046	29,605
All Other Fees	18,285	9,768

TOTAL	$4,888,889	$4,947,254

•	Audit Fees include activities relating to the attestation of the Company’s consolidated financial statements, the audit of internal control over financial reporting and management’s assessment of internal control over financial reporting, statutory audits, reports issued pursuant to Statement on Auditing Standards No. 70, Service Organizations, state department of insurance examinations and consultations related to miscellaneous SEC and financial reporting matters.

•	Audit-Related Fees include activities for employee benefit plan audits and mandated regulatory and compliance reviews. No amounts were paid for financial systems design and implementation.

•	Tax Services include activities relating to state tax compliance work and state and local tax consultation.

•	All Other Fees in 2006 include annual renewal of software licenses for accounting research and work paper documentation software.

The Audit Committee discussed with Humana’s internal auditors and with PwC the overall scope and plans for their respective audits. At each meeting, the Audit Committee is provided the opportunity to meet with the internal auditors and with PwC with and without management present.

The Audit Committee has established policies and procedures for pre-approving all audit, review and attest services that are required under the securities laws and all other permissible tax and non-audit services necessary to assure PwC’s continued independence. The Audit Committee annually pre-approves the following permissible non-audit services:

•	Related Assurance and Attestation Services

•	Risk and Control Services

•	Transaction Services

•	Tax Services

The Audit Committee separately will consider any proposed retention of the independent registered public accounting firm for permissible non-audit services other than those listed above.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Humana Annual Report on Form 10-K for the year ended December 31, 2006.

All members of the Audit Committee of Humana submit the foregoing report:

AUDIT COMMITTEE

Frank A. D’Amelio, Chairman

Kurt J. Hilzinger

W. Ann Reynolds, Ph.D.

James O. Robbins

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, in accordance with the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2007. In making this appointment, the Board considered the performance and independence of PwC, including whether any non-audit services performed by PwC are compatible with maintaining independence. The Audit Committee and Board of Directors believe that PwC has invaluable long-term knowledge of Humana. While preserving that knowledge, partners and employees of PwC engaged in audits of Humana are periodically changed, giving Humana access to new expertise, experience and perspectives. This year, we are asking our stockholders to ratify the appointment of PwC as our independent registered public accounting firm. Although ratification is not required by our Charter, Bylaws, Delaware law or otherwise, the Board is submitting the appointment of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If our stockholders fail to ratify the appointment, it will be considered as a non-binding recommendation to the Board and the Audit Committee to consider the appointment of a different firm for fiscal year 2008. Even if the appointment is ratified, the Board and the Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Vote Required and Recommendation of Board of Directors.    The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares not present at the meeting and shares voting “abstain” or broker non-votes have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP. Pursuant to NYSE regulations, brokers have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for the year ended December 31, 2006, excluding certain of its exhibits, is included with the mailing of this Proxy Statement. The Company will provide a copy without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202. The Company’s Annual Report on Form 10-K and all other filings with the SEC may also be accessed via the Investor Relations page on the Company’s web site at www.humana.com. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” then click on the report you wish to review under the “Financial Reports and SEC Filings” subcategory.

By Order of the Board of Directors,

Joan O. Lenahan, Vice President & Corporate Secretary

HUMANA INC.

500 WEST MAIN STREET

ATTN: JOAN LENAHAN

27TH FLOOR

LOUISVILLE, KENTUCKY 40202

YOUR VOTE IS IMPORTANT

VOTE BY TELEPHONE OR INTERNET OR MAIL

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Humana Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Humana Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. PLEASE DO NOT MAIL BACK YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HUMANA INC.

The Board of Directors recommends a vote FOR the following proposals:

Vote On Directors

1.	The election of Directors

	For	Against	Abstain		For	Against	Abstain
(01a) David A. Jones, Jr.	☐	☐	☐	(01e) Michael B. McCallister	☐	☐	☐

(01b) Frank A. D’Amelio	☐	☐	☐	(01f) James J. O’Brien	☐	☐	☐

(01c) W. Roy Dunbar	☐	☐	☐	(01g) W. Ann Reynolds, Ph.D.	☐	☐	☐

(01d) Kurt J. Hilzinger	☐	☐	☐	(01h) James O. Robbins	☐	☐	☐

Vote On Proposal

2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.					☐	☐	☐

For comments, please check this box and write them on the back where indicated.    ☐

At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When Shares of Company Common Stock are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

[REVERSE SIDE OF CARD]

HUMANA INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, APRIL 26, 2007

10:00 A.M., EDT

HUMANA BUILDING

25th FLOOR AUDITORIUM

500 WEST MAIN STREET

LOUISVILLE, KENTUCKY 40202

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints David A. Jones, Jr. and Michael B. McCallister, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held in the Auditorium on the 25th Floor of the Humana Building, 500 West Main Street, Louisville, Kentucky on Thursday, the 26th day of April, 2007 at 10:00 a.m., EDT, and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals as set forth on the reverse side if personally present.

THE SHARES OF COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Annual Meeting.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(SEE REVERSE SIDE TO VOTE)